Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AND MERGER AGREEMENT

BY AND AMONG

FRONTLINE TECHNOLOGIES PARENT, LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

ROPER T2 LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

PROJECT FRANKLIN MERGER SUB LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

ROPER OPERATIONS COMPANY II LLC

(A DELAWARE LIMITED LIABILITY COMPANY),

SOLELY FOR PURPOSES OF SECTIONS 7.01, 7.02, 7.05, 7.08 AND 11.04,

ROPER TECHNOLOGIES, INC.

(A DELAWARE CORPORATION),

EACH OF THE BLOCKER SELLERS IDENTIFIED HEREIN

AND

THOMA BRAVO, L.P., AS REPRESENTATIVE

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

5.18	Environmental Matters	49
5.19	International Trade and Anti-Corruption	49
5.20	Affiliated Transactions	50
5.21	Employees	50
5.22	Brokerage	51
5.23	Vote Required	51
5.24	Customers and Suppliers	51
5.25	The Blockers	52
5.26	No Other Representations or Warranties	53
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS		54
6.01	Organization and Power	54
6.02	Authorization	54
6.03	No Violation	54
6.04	Ownership of the Blocker Equity	54
6.05	Litigation	54
6.06	Brokerage	55
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE MERGER SUB, THE BLOCKER PURCHASER AND THE PARENT		55
7.01	Organization and Corporate Power	55
7.02	Authorization	55
7.03	No Violation	56
7.04	Governmental Bodies; Consents	56
7.05	Litigation	56
7.06	Brokerage	56
7.07	Investment Representation	56
7.08	Sufficient Funds	57
7.09	Solvency	57
ARTICLE VIII COVENANTS OF THE COMPANY		57
8.01	Conduct of the Business	57
8.02	Access to Books and Records	60
8.03	Efforts	61
8.04	Exclusive Dealing	61
8.05	Blocker Equity	61
8.06	Termination of Certain Agreements	62
8.07	Section 280G	62
8.08	401(k) Plan	63
ARTICLE IX COVENANTS OF THE PURCHASER AND THE BLOCKER PURCHASER		63
9.01	Access to Books and Records	63
9.02	Director, Manager and Officer Liability and Indemnification	64
9.03	Contact with Business Relations	65
9.04	Continuing Confidentiality	65
9.05	Payments to Certain Individuals	65
9.06	Access and Investigation; Non-Reliance	66
9.07	Efforts	66

ARTICLE X TERMINATION		67
10.01	Termination	67
10.02	Manner and Notice of Termination; Effect of Termination	68
ARTICLE XI ADDITIONAL AGREEMENTS AND COVENANTS		69
11.01	Acknowledgement by the Purchaser and the Blocker Purchaser	69
11.02	Antitrust Notification	70
11.03	Pre-Closing Restructuring	71
11.04	Guarantee	72
ARTICLE XII NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS		72
12.01	Non-Survival of Representations and Warranties	72
12.02	Exclusive Remedy	73
ARTICLE XIII TAX MATTERS		74
13.01	Preparation and Filing of Tax Returns; Payment of Taxes	74
13.02	Transfer Taxes	78
13.03	Cooperation on Tax Matters	78
13.04	No Intermediary Transaction Tax Shelter	79
13.05	Tax Certificates	79
ARTICLE XIV MISCELLANEOUS		79
14.01	Press Releases and Communications	79
14.02	Expenses	80
14.03	Notices	80
14.04	Assignment	82
14.05	Severability	82
14.06	Construction	83
14.07	Amendment and Waiver	83
14.08	Complete Agreement	83
14.09	Third-Party Beneficiaries	84
14.10	Counterparts	84
14.11	Governing Law; Jurisdiction	84
14.12	WAIVER OF JURY TRIAL	85
14.13	Representative	85
14.14	Legal Representation	88
14.15	Non-Recourse Parties	89
14.16	Deliveries to the Purchaser	89
14.17	Specific Performance	89
14.18	Relationship of the Parties	90

EXHIBITS*

Exhibit A	-	Pre-Closing Restructuring
Exhibit B	-	Form of Certificate of Merger
Exhibit C	-	Form of Letter of Transmittal
Exhibit D	-	Paying Agent Agreement
Exhibit E	-	Surviving Company LLC Agreement
Exhibit F	-	Rules of Engagement for the Firm
Exhibit G	-	Form of Company Closing Certificate
Exhibit H	-	Form of Purchaser Closing Certificate
Exhibit I	-	Form of Non-U.S. Real Property Holding Corporation Status
Exhibit J-1	-	Form of Management Restrictive Covenant Agreement
Exhibit J-2	-	Form of Investor Restrictive Covenant Agreement

ANNEXES*

Annex I	-	Illustrative Waterfall Schedule
Annex II	-	Allocation Schedule

*

All annexes, exhibits and schedules have been omitted from this Exhibit 2.1, and Roper Technologies, Inc. will furnish the omitted annexes, exhibits and schedules to the Securities and Exchange Commission upon request.

EQUITY PURCHASE AND MERGER AGREEMENT

THIS EQUITY PURCHASE AND MERGER AGREEMENT (as amended, this “Agreement”), dated as of August 30, 2022, is made by and among (i) Frontline Technologies Parent, LLC, a Delaware limited liability company (the ”Company”), (ii) Roper T2 LLC, a Delaware limited liability company (the ”Purchaser”), (iii) Project Franklin Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Purchaser (the ”Merger Sub”), (iv) Roper Operations Company II LLC, a Delaware limited liability company (the ”Blocker Purchaser”), (v) solely for purposes of Sections 7.01, 7.02, 7.05, 7.08 and 11.04, Roper Technologies, Inc., a Delaware corporation (the “Parent”), (vi) Frontline Technologies Blocker Manager, LLC, a Delaware limited liability company (“Blocker I Seller”), (vii) Thoma Bravo Fund XII-A, L.P. a Delaware limited partnership (“Blocker II Seller”), (viii) Insight Partners Continuation Fund, L.P., a Cayman Islands exempted limited partnership (“Blocker III Seller”), (ix) Insight Partners Continuation Fund (Cayman), L.P., a Cayman Islands exempted limited partnership (“Blocker IV Seller”), (x) Ares Capital Corporation, a Maryland corporation (“Blocker V Seller”), (xi) Alpine VI-A, LP, a Delaware limited partnership (“Blocker VI Seller” and together with the Blocker I Seller, Blocker II Seller, Blocker III Seller, Blocker IV Seller, and Blocker V Seller, the “Blocker Sellers”), and (xiii) Thoma Bravo, L.P., a Delaware limited partnership (the ”Representative”), as representative for the Unitholders (other than, Frontline Technologies Management Blocker, Inc. (“Blocker I”), TB XII-A Frontline Blocker L.L.C., a Delaware limited liability company (“Blocker II”), Insight (Delaware) FTG Blocker Corporation II, a Delaware corporation (“Blocker III”), IVP FTG Blocker Corporation, a Delaware corporation (“Blocker IV”), ARCC FL Corp., a Delaware corporation (“Blocker V”) and Alpine VI-A Holdings X, LLC, a Delaware limited liability company (“Blocker VI” and together with Blocker I, Blocker II, Blocker III, Blocker IV and Blocker V, the “Blockers”)), and the Blocker Sellers (in their capacity as such). The Unitholders (other than the Blockers), the Direct Seller (as defined below) and the Blocker Sellers (in their capacity as such) are hereinafter collectively referred to as the “Sellers.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, prior to the Closing certain of the Blockers, the Blocker Sellers and their Affiliates shall engage in a series of transactions as set forth in Exhibit A (such transactions, the “Pre-Closing Restructuring”);

WHEREAS, (i) the Blocker I Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Blocker I (the “Blocker I Equity”), (ii) the Blocker II Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Blocker II (the “Blocker II Equity”), (iii) the Blocker III Seller and the Blocker IV Seller together own one hundred percent (100%) of the issued and outstanding equity interests of Blocker III (the “Blocker III Equity”), (iv) the Blocker IV Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Blocker IV (the “Blocker IV Equity”), (v) the Blocker V Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Blocker V (the “Blocker V Equity”) and (vi) the Blocker VI Seller owns one hundred percent (100%) of the issued and outstanding equity interests of Blocker VI (the “Blocker VI Equity”, and together with the Blocker I Equity, Blocker II Equity, Blocker III Equity, Blocker IV Equity and Blocker V Equity, the “Blocker Equity”);

WHEREAS, as of immediately prior to the Closing and following the consummation of the Pre-Closing Restructuring, the Unitholders (including the Blockers and the Direct Insight Seller) will own 100% of the Company Units;

WHEREAS, the Purchaser and the Blocker Purchaser desire to acquire, directly or indirectly, on the terms set forth herein, 100% of the Company Units through: (i) the acquisition of (x) one hundred percent (100%) of the Blocker Equity and (y) one hundred percent (100%) of the Direct Sale Units, in each case by Blocker Purchaser (the “Blocker Equity Purchase”) and (ii) immediately following the Blocker Equity Purchase, a reverse subsidiary merger transaction pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of the Purchaser and the Blockers (the “Merger” and, together with the Blocker Equity Purchase, the “Transaction”), such that, following the Transaction, the Purchaser and the Blocker Purchaser will collectively own (either directly or indirectly through ownership of the Blockers) all of the Company Units;

WHEREAS, the respective boards of directors or managers (or the equivalent governing bodies or entities) of the Purchaser, the Merger Sub, the Blocker Purchaser, the Parent, the Blocker Sellers and the Company have authorized, adopted and approved this Agreement and determined that this Agreement, the Merger and the Blocker Equity Purchase (as applicable), and the related transactions contemplated hereby, are desirable and in the best interests of their respective companies and stockholders, unitholders, partners or members, as applicable;

WHEREAS, the board of managers of the Merger Sub has recommended the Merger to its member;

WHEREAS, the Purchaser, as the sole member of the Merger Sub, has approved the Merger;

WHEREAS, as a condition to Purchaser’s willingness to enter into this Agreement, the Company or Representative will deliver contemporaneously with the execution and delivery of this Agreement, (i) a restrictive covenant agreement in the form of Exhibit J-1 (the “Management Restrictive Covenant Agreement”) that has been executed and delivered by the Unitholders set forth on Schedule 1.01(a)(i), (ii) a restrictive covenant agreement in the form of Exhibit J-2 (the “Investor Restrictive Covenant Agreement” and, together with the Management Restrictive Covenant Agreement, the “Restrictive Covenant Agreements”) that has been executed and delivered by the Unitholders set forth on Schedule 1.01(a)(ii), (iii) the Support Agreement and (iv) the Written Consent; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“280G Approval” is defined in Section 8.07.

“280G Documents” is defined in Section 8.07.

“401(k) Plan” is defined in Section 8.08.

“Accounting Principles” means GAAP as applied by the Company and its Subsidiaries in the Latest Balance Sheet.

“Action” means any legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign).

“Adjustment Escrow Account” is defined in Section 3.04.

“Adjustment Escrow Amount” means an amount equal to $25,000,000.

“Adjustments” means (i) any purchase price adjustment or associated escrow release distributed or paid to the Paying Agent pursuant to Section 3.05, but in each case subject to Section 14.13, and (ii) any portion of the Representative Holdback Amount released by, or caused to be released by, the Representative pursuant to Section 14.13(a) or otherwise.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate (i) actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition or (ii) foreign investment control or influence.

“Audited Financial Statements” is defined in Section 5.05.

“Authorized Representative” is defined in Section 8.02.

“Blocker I” is defined in the Preamble.

“Blocker II” is defined in the Preamble.

“Blocker III” is defined in the Preamble.

“Blocker IV” is defined in the Preamble.

“Blocker V” is defined in the Preamble.

“Blocker VI” is defined in the Preamble.

“Blocker I Equity” is defined in the Recitals.

“Blocker II Equity” is defined in the Recitals.

“Blocker III Equity” is defined in the Recitals.

“Blocker IV Equity” is defined in the Recitals.

“Blocker V Equity” is defined in the Recitals.

“Blocker VI Equity” is defined in the Recitals.

“Blocker I Seller” is defined in the Preamble.

“Blocker II Seller” is defined in the Preamble.

“Blocker III Seller” is defined in the Preamble.

“Blocker IV Seller” is defined in the Preamble.

“Blocker V Seller” is defined in the Preamble.

“Blocker VI Seller” is defined in the Preamble.

“Blocker III Seller Percentage” means 99.8874060991515%.

“Blocker IV Seller Percentage” means 0.112593900848523%.

“Blocker I Seller’s Closing Consideration” is defined in Section 2.01(a).

“Blocker II Seller’s Closing Consideration” is defined in Section 2.01(b).

“Blocker III Sellers’ Closing Consideration” is defined in Section 2.01(c).

“Blocker IV Seller’s Closing Consideration” is defined in Section 2.01(c).

“Blocker V Seller’s Closing Consideration” is defined in Section 2.01(e).

“Blocker VI Seller’s Closing Consideration” is defined in Section 2.01(f).

“Blocker I Seller’s Merger Consideration” is defined in Section 2.01(a).

“Blocker II Seller’s Merger Consideration” is defined in Section 2.01(b).

“Blocker III Sellers’ Merger Consideration” is defined in Section 2.01(c).

“Blocker IV Seller’s Merger Consideration” is defined in Section 2.01(c).

“Blocker V Seller’s Merger Consideration” is defined in Section 2.01(e)

“Blocker VI Seller’s Merger Consideration” is defined in Section 2.01(f).

“Blocker Equity” is defined in the Recitals.

“Blocker Equity Purchase” is defined in the Recitals.

“Blocker Purchaser” is defined in the Preamble.

“Blocker Sellers” is defined in the Preamble.

“Blocker Sellers Documents” is defined in Section 6.01.

“Blocker Sellers’ Closing Consideration” is defined in Section 2.01(c).

“Blocker Sellers’ Merger Consideration” is defined in Section 2.01(c).

“Blocker Shares” is defined in the Preamble.

“Business” means the businesses conducted by the Company and its Subsidiaries as of January 1, 2022.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of New York, New York are authorized or obligated by Law or executive order to close.

“Capital Lease Obligation” means, without duplication of any item that would otherwise be included in Indebtedness, any obligation (including accrued interest) of the Blockers, the Company or its Subsidiaries under a lease agreement that is required to be capitalized pursuant to the Accounting Principles as in effect on the date hereof and any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases, but only to the extent payable solely as a result of the consummation of the Transaction.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state, local or non-U.S. Law or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including IRS Notice 2020-65, 2020-38 IRB, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, Notice 2021-11 and the Consolidated Appropriations Act, 2021.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities (to the extent classified as cash equivalents in accordance with the Accounting Principles) of the Company or any of its Subsidiaries, including all outstanding security or similar deposits, but net of checks written but not yet cashed and wire transfer not yet cleared, in each case calculated in accordance with the Accounting Principles, but shall not include any cash, cash equivalents and marketable securities held in escrow in connection with prior acquisitions undertaken by the Company or any of its Subsidiaries.

“Certificate of Merger” means the certificate of merger in the form of Exhibit B.

“Closing” is defined in Section 3.01.

“Closing Balance Sheets” is defined in Section 3.05(a).

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Measurement Time (provided that, for the sake of clarity and notwithstanding the Measurement Time definition, such amount will be calculated to include any premium or other fee, penalty or cost of any kind, character or description to be paid in respect of such amount by virtue of the Closing, if any), plus (iii) the amount (if any) by which Cash as of the Measurement Time is greater than the Target Cash Amount, minus (iv) the amount (if any) by which of Cash as of the Measurement Time is less than the Target Cash Amount, minus (v) the Adjustment Escrow Amount, minus (vi) the Representative Holdback Amount, minus (vii) all Transaction Expenses as of the Measurement Time (provided, that, for the sake of clarity and notwithstanding the definition of Measurement Time, such amount will be calculated to include any amount required to be paid by virtue of the Closing). For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness or Transaction Expenses shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

“Closing Consideration” means, together, the Blocker Sellers’ Closing Consideration and the Unitholders’ Closing Consideration.

“Closing Date” is defined in Section 3.01.

“Closing Statement” is defined in Section 3.05(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Counsel” is defined in Section 14.14.

“Company Documents” is defined in Section 5.01.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, effective as of September 11, 2017.

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) a stock bonus, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, profits interest, phantom stock or similar or other equity-based plan or (iii) any other employment, individual consulting, severance, termination, retention, change in control, deferred-compensation, retirement, health, dental, vision, prescription drug or other welfare-benefit, bonus, paid time off, incentive or fringe or other benefit or compensation plan, policy, program, agreement, contract or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any current or former, officer, director, employee or independent contractor of the Group Companies or any of their respective beneficiaries, or with respect to which any of the Group Companies would reasonably be expected to have any current or contingent liability or obligation.

“Company Units” means, collectively, the Class A Units of the Company and Class B Units of the Company.

“Confidentiality Agreement” is defined in Section 9.04.

“Consideration Per Unit” means the portion of the Closing Cash Proceeds which each Company Unit that is issued and outstanding immediately prior to the Effective Time is entitled to receive in connection with the Transaction, as calculated pursuant to and in accordance with the Company LLC Agreement and as shown on the Waterfall Schedule.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, whether oral or written, other than any Company Plan.

“Contractual Appraisal Rights” is defined in Section 2.09.

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the CARES Act.

“Credit Facilities” means Credit Agreement, dated as of September 18, 2017 (as amended by that certain First Incremental Amendment to Credit Agreement, dated as of August 15, 2019, as further amended by that certain Second Amendment to Credit Agreement, dated as of October 29, 2019, as further amended by that certain Third Incremental Amendment and Waiver to Credit Agreement, dated as of December 30, 2020, as further amended by that certain Fourth Incremental Amendment to Credit Agreement, dated as of June 15, 2021 and as further amended and restated, supplemented or otherwise modified prior to the date hereof), by and among Frontline Technologies Holdings, LLC, as borrower, Project Dublin Merger Sub, LLC, Frontline Technologies Blocker Buyer, Inc., Frontline Technologies Group Holding LLC, Frontline Technologies Intermediate Holdings, LLC, subsidiaries of parent party thereto as guarantors, the lenders party thereto from time to time and Ares Capital Corporation, as administrative agent and collateral agent.

“D&O Tail Policies” is defined in Section 9.02(a).

“Deferred Payroll Taxes” means any payroll Taxes payable by any Group Company or any Blocker after the Closing Date that would have been payable by such Group Company or Blocker on or prior to the Closing Date but for the deferral of such Taxes by such Group Company or Blocker pursuant to any Law intended to address the consequences of the COVID-19 pandemic, including, for the avoidance of doubt (a) the relevant provisions of the (i) CARES Act and (ii) American Rescue Plan Act of 2021 or (B) any similar provision, relief or guidance issued on or after the date hereof.

“Delaware Law” means the Delaware Limited Liability Company Act.

“Disclosure Schedules” is defined in Article V.

“Direct Sale Consideration” is defined in Section 2.01(c).

“Direct Sale Units” means the Company Units held by Insight FTG, LLC, a Delaware limited liability company (the “Direct Seller”), immediately following the consummation of the Pre-Closing Restructuring and immediately prior to the Closing.

“Disqualified Individual” is defined in Section 8.07.

“Effective Time” is defined in Section 2.02(b).

“Electronic Delivery” is defined in Section 14.10.

“Enterprise Value” means $3,725,000,000.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equityholder Allocation Percentage” means the percentage set forth opposite each name on the Waterfall Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any of the Group Companies.

“Escrow Agent” means Acquiom Clearinghouse LLC, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” is defined in Section 3.03.

“Estimated Closing Cash Proceeds” is defined in Section 3.05(a).

“Excess Parachute Payments” is defined in Section 8.07.

“Ex-Im Laws” means all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Filing Fees” is defined in Section 11.02(a).

“Financial Statements” is defined in Section 5.05.

“Firm” is defined in Section 3.05(e).

“Flow-Through Tax Return” means all Tax Returns of any of the Group Companies the Taxes with respect to which are payable directly by the owners of the Units (or their direct or indirect beneficial owners), including, for the avoidance of doubt, IRS Form 1065 and any similar state or local Tax form.

“Fraud” means, with respect to a Person, the actual and intentional fraud of such Person in such Person’s making of an express representation or warranty contained in this Agreement or contained in any certificate delivered by such Person at Closing pursuant to this Agreement; provided, that such actual and intentional fraud may only be deemed to exist if any of the foregoing had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by such Person were actually breached when made or deemed made, without limitation of the other requirements for actual and intentional fraud under the applicable Laws of the state of Delaware.

“Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.03(a), Section 5.03(c), Section 5.04, Section 5.22, Section 5.25(a)-(d), excluding (e), Section 6.01, Section 6.02, Section 6.04 and Section 6.06.

“GAAP” means United States generally accepted accounting principles consistently applied by the Group Companies.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Body or entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Body.

“Government Official” shall mean (a) any officer or employee of a Governmental Body or government-owned or controlled entity, or any department, agency or instrumentality thereof, or (b) any political party official or candidate for political office or any person acting on behalf of such political party official or candidate for political office.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local (excluding school districts), municipal, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal, excluding school districts).

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Guarantee” is defined in Section 11.04.

“Guaranteed Obligations” is defined in Section 11.04.

“Hazardous Materials” means all substances, materials or wastes defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Unit” means the Class B Units of the Company that are designated as “Incentive Units” and intended to be “profits interests” for U.S. federal income tax purposes pursuant to the Company LLC Agreement.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Income Tax(es)” means any United States federal, state, local or non-U.S. Tax that, in whole or in part, is based on, measured by or calculated by reference to gross or net income, profit, receipts, or gains or any franchise or business profits Tax incurred in lieu of such Taxes.

“Indebtedness” means, without duplication, as of any particular time, (i) the amount of all indebtedness for borrowed money owed by the Blockers, the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) all liabilities of the Blockers, the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities (other than, for the avoidance of doubt, any customs bonds or any similar instruments), (iii) all Liabilities of the Blockers, the Company and its Subsidiaries pursuant to any letter of credit (solely to the extent drawn), (iv) customer sales tax collected but not remitted, (v) Liabilities of the Blockers, the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the Ordinary Course of Business, (vi) all Liabilities of the Blockers, the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) the amount of the Capital Lease Obligations, (viii) acquisition related severance costs in the aggregate amount of $372,500, (ix) any Liabilities in respect of (A) unfunded or underfunded pension or deferred compensation, whether qualified or unqualified, (B) accrued and unpaid severance relating to terminations occurring prior to the Closing, (C) outstanding retention bonuses, calculated on a pro rata basis based on the number of days elapsed from the grant date thereof through the Closing Date, or (D) outstanding and unfunded or underfunded post-retirement or post-employment health or welfare benefits other than as required pursuant to Section 4980B of the Code (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto and without duplication of any amounts included in Transaction Expenses), (x) the Tax Liability Amount with respect to each of the Blockers and the Company and its Subsidiaries, (xi) all Deferred Payroll Taxes, (xii) obligations of another Person of the kind described in the preceding clauses (i) through (xi) guaranteed by the Blockers, the Company or any of its Subsidiaries and (xiv) the aggregate amount of any (A) declared, but unpaid, dividends on the Units as of the Measurement Time and (B) dividends that are declared and paid on the Units after the Measurement Time, but prior to the Closing; provided, that “Indebtedness” shall not include any such liabilities or obligations between or among any of the Blockers, the Company or any of the Company’s Subsidiaries.

“Insurance” is defined in Section 5.16.

“Intellectual Property” means any and all intellectual property and similar proprietary rights existing in any jurisdiction throughout the world, including: (i) patents, patent applications, reissues, reexaminations, continuations, divisionals, continuations-in-part, utility models and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, trade names, logos, and slogans, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyrightable works, works of authorship and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights or works of authorship; (iv) registrations and applications for any of the foregoing; (v) confidential and proprietary information, including trade secrets, business methods, customer lists, pricing, know-how and inventions (whether or not patentable), discoveries, concepts, ideas, research and development, algorithms, formulae, processes, techniques, technical data, designs, drawings and specifications; (vi) Internet domain names, social media accounts, social media handles, hashtags and websites; and (vii) intellectual property rights in Software (including source code, executable code, data and databases).

“Investor Restrictive Covenants Agreement” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned or controlled by a Group Company.

“K&E LLP” is defined in Section 14.13(h).

“knowledge”, “knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge, assuming reasonable inquiry of their direct reports (other than with respect to Mark Gruzin), of any of Mark Gruzin, Greg Doran, Victoria Silbey, Sri Srikanth, Kevin Haugh, Jodi Dickinson or James Catalino, as of the applicable date.

“Latest Balance Sheet” is defined in Section 5.05.

“Law” means any law (including common law), rule, regulation, judgment, injunction, order, act, statute, code, ordinance, decree or other restriction of any Governmental Body.

“Leased Real Property” is defined in Section 5.08(a).

“Leases” is defined in Section 5.08(b).

“Letter of Transmittal” means a letter of transmittal in the form of Exhibit C.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person whether fixed, absolute, accrued, asserted or unasserted, contingent, determined, determinable or otherwise.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to any Group Company, or under which any Group Company obtains a covenant not to be sued.

“Liens” means liens, security interests, mortgages, pledges, charges or encumbrances.

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing the Representative’s or a D&O Indemnified Party’s rights, as applicable, under this Agreement.

“Management Restrictive Covenants Agreement” is defined in the Recitals.

“Material Adverse Change” means any change, event, effect, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change on the financial condition, business or results of operations of the Blockers, the Company and its Subsidiaries, taken as a whole, other than any adverse effect to the extent resulting or arising from (i) any change in any Law; (ii) any change in interest rates, credit markets, currency exchange rates or general economic conditions; (iii) any change that is generally applicable to the industries in which the Company or any of its Subsidiaries operates; (iv) the entry into this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (it being understood that this clause (iv) shall not apply with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses consequences resulting from the announcement or consummation of the transactions contemplated hereby); (v) any action taken by or at the express written request of the Purchaser or any of its Affiliates; (vi) any omission to act or action taken with the express written consent of the Purchaser; (vii) any national or international political event or occurrence, including acts of war or terrorism; (viii) any natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other acts of God; (ix) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any worsening of such conditions; (x) any political or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Body thereto or any escalation or any worsening thereof; (xi) the availability or cost of equity, debt or other financing to the Purchaser, the Merger Sub or the Surviving Corporation; or (xii) any failure by the Company or any Subsidiary thereof to meet any projections, forecasts or estimates of revenue or earnings (it being understood that this clause (xiii) shall not prevent a determination that any change underlying such failure to meet projections, forecasts or estimates has resulted in a Material Adverse Change (to the extent the effect(s) of such change is not otherwise excluded from this definition of Material Adverse Change)); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (vii), (viii), (ix) and (x), if such effect materially and disproportionately affects the Company and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and its Subsidiaries operate, then the material and disproportionate aspect of such effect may be taken into account in determining whether a Material Adverse Change has occurred or will occur.

“Material IP Contract” means any Contract (i) under which any Group Company uses or licenses, or obtains a covenant not to be sued under, any material Intellectual Property owned by any other Person, other than Off-The-Shelf Software and (ii) under which any Group Company has granted to any Person any right or interest in, or covenant not to be sued under, any material Intellectual Property (other than non-exclusive licenses granted to customers in the Ordinary Course of Business).

“Measurement Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Merger” is defined in the Recitals.

“Merger Consideration” means, together, the Blocker Sellers’ Merger Consideration, Direct Sale Consideration and the Unitholders’ Merger Consideration.

“Merger Sub” is defined in the Preamble.

“Merger Sub Documents” is defined in Section 7.01.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Objection Notice” is defined in Section 3.05(e).

“Off-The-Shelf Software” means commercially available, unmodified, “off-the-shelf” Software obtained from a third party other than software obtained from a third party which is not used solely for internal business purposes and obligates the Group Companies to pay continuing royalties or fees in excess of $100,000 per year to such third party.

“Open Source Software” means Software licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement).

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice.

“Organizational Documents” means, with respect to (i) the Company, the LLC Agreement and the certificate of formation of the Company and (ii) any Person (other than an individual), (A) the certificate or articles of incorporation or organization or notice of articles and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (B) all by-laws or equivalent and equity holders agreements to which such Person is a party relating to the organization or governance of such Person.

“Other Antitrust Regulations” means all antitrust or competition Laws of any Governmental Body outside the United States.

“Outside Date” is defined in Section 10.01(b).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by any Group Company.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent” is defined in the Preamble.

“Parent Documents” is defined in Section 7.01.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Paying Agent” means Acquiom Clearinghouse LLC, or its successor, in its capacity as such pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” means a paying agent agreement in the form of Exhibit D.

“Payoff Letters” means one or more “payoff letters” in form and substance reasonably satisfactory to the Purchaser, specifying the aggregate amount of Indebtedness (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under the Credit Facilities and which completely discharge the obligations of the Company and its Subsidiaries with respect thereto as of and after giving effect to the Closing.

“Per Unit Payment Amount” means, with respect to each Company Unit, the applicable Consideration Per Unit for such Company Unit.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (ii) Liens for Taxes not yet delinquent or which are being contested in good faith in appropriate proceedings and adequate reserves have been maintained in accordance with GAAP; (iii) landlord’s, mechanic’s, materialmen’s, and other similar statutory Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested if reserves with respect thereto are maintained on the Company’s and its Subsidiaries’ books in accordance with GAAP; (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements; (v) Liens set forth on the Permitted Liens Schedule; (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Body, which do not materially impair the occupancy or use of the Leased Real Property or the Owned Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (vii) easements, rights, covenants, conditions and restrictions of record; (viii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money; (ix) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments; and (x) Liens that will be terminated in connection with or prior to the Closing; (xi) non-exclusive licenses and sublicenses of Intellectual Property granted in the Ordinary Course of Business; and (x) Liens that are not material to the Company and its Subsidiaries taken as whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Restructuring” is defined in the Recitals.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privileged Materials” is defined in Section 14.14.

“Privileges” is defined in Section 14.14.

“Purchaser” is defined in the Preamble.

“Purchaser 401(k) Plan” is defined in Section 8.06.

“Purchaser Adjustment Amount” is defined in Section 3.05(h).

“Purchaser Arrangements” is defined in Section 8.07.

“Purchaser Documents” is defined in Section 7.01.

“Purchaser Tax Returns” is defined in Section 13.01(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remedial Action” is defined in Section 11.02(b).

“Representative” is defined in the Preamble.

“Representative Holdback Amount” means an amount equal to $250,000.

“Restrictive Covenants Agreements” is defined in the Recitals.

“RICO” is defined in Section 11.01.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine, and such other regions of Ukraine as have been comprehensively sanctioned by the United States, including the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List or the European Union Consolidated List of Financial Sanctions Targets; (ii) any Person located, organized or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by any Person(s) described in the foregoing clause (i) or (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing..

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), Canada, the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State, or any other relevant Governmental Body.

“Schedule” is defined in Article V.

“Seller” is defined in the Preamble.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation (including user manuals and other training documentation) related to any of the foregoing.

“Straddle Period” is defined in Section 13.01(c).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Parent, the Company and Unitholders party thereto.

“Surviving Company” is defined in Section 2.02(a).

“Surviving Company LLC Agreement” is defined in Section 2.04.

“Target Cash Amount” means $25,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, escheat, unclaimed property, net worth, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Amount Principles” means the following principles for purposes of calculating applicable Tax amounts pursuant to this Agreement, unless otherwise required by a change in applicable Law, (i) such Taxes shall be calculated in accordance with past practice (including reporting positions, elections, and accounting methods) of the Blockers, the Company and its Subsidiaries in preparing Tax Returns, (ii) all Transaction Tax Deductions shall be taken into account to the maximum extent permitted by Law in the Pre-Closing Tax Period, and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (iii) any Income Taxes attributable to transactions outside the Ordinary Course of Business executed at the direction of the Purchaser or with respect to the Purchaser financing shall be excluded, (iv) any Income Taxes attributable to transactions occurring outside the Ordinary Course of Business and not contemplated by this Agreement on the Closing Date and after the time of the Closing shall be excluded, (v) any Taxes with respect to which accruals or reserves established or required to be established under GAAP for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded, except to the extent a Blocker or the Company or any of its Subsidiaries is required to make a payment to a taxing authority with respect to such Tax as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law) and (vi) any deferred Income Tax liabilities shall be excluded.

“Tax Liability Amount” means the liability for unpaid Income Taxes of each Blocker, the Company and the Company’s Subsidiaries, as applicable, in each case with respect to the taxable period that ends on the Closing Date (including the pre-Closing portion of any Straddle Period), calculated in accordance with the Tax Amount Principles.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, claim, examination, deficiency asserted, or assessment made, by the IRS or any other Governmental Body.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information or amendments) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trade Control Laws” is defined in Section 5.19(a)

“Transaction Documents” means this Agreement, the Letters of Transmittal, the Restrictive Covenant Agreements, the Support Agreement and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Transaction, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (a) the aggregate amount of fees, costs and expenses incurred or payable by any Group Company at any time in connection with the Transaction, including, (i) the amount any fees, costs and expenses of advisors (including investment banker fees) incurred by or on behalf of, or to be paid by, any of the Group Companies in connection with this Agreement or the consummation of the Transaction, (ii) any sale, retention, change of control, transaction or similar payment, or single-trigger severance or other termination-related payment owed to any current or former director, officer, employee or individual service provider as a result of or in connection with executing this Agreement or the consummation of the Transaction (including, the employer portion of any payroll, employment or similar Taxes related thereto) (but, for the avoidance of doubt, excluding any severance or other amounts payable to any such current or former director, officer, employee or individual service provider as the result of a termination of employment or engagement triggered by any of the Group Companies on or after the Closing to the extent such termination of employment or engagement was not triggered prior to the Closing, other than at the request of the Purchaser or any of its Affiliates), (iii) the employer portion of any payroll, employment, or similar Taxes related to the settlement of Incentive Units, if any, and (iv) any Transfer Taxes allocated to the Sellers pursuant to Section 13.02, and (b) (i) fifty percent (50%) of all fees, costs and expenses payable to the Paying Agent pursuant to Section 14.02, (ii) fifty percent (50%) of all fees, costs and expenses of the Escrow Agent; (iii) fifty percent (50%) of all Filing Fees (as provided in Section 11.02(a)); (iv) fifty percent (50%) of the cost of any D&O Policies, and (v) fifty percent (50%) of all Transfer Taxes applicable to, arising out of or imposed upon the transactions contemplated hereunder, except as contemplated by Section 13.02.

“Transfer Taxes” is defined in Section 13.02.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unitholder” means any holder of one or more Company Units immediately prior to the Merger.

“Unit Adjustments” means, with respect to any Company Unit outstanding immediately prior to the Effective Time and any portion of the Adjustment paid or payable to the Sellers pursuant to this Agreement, an amount equal to the portion of such Adjustment that would be distributed to the Sellers as of immediately prior to the Effective Time (but after a hypothetical distribution of the Closing Cash Proceeds) in accordance with the Company LLC Agreement as illustrated in the Waterfall Schedule, provided that, the Blocker Sellers will receive distributions with respect to the Company Units held by the Blockers and in the case of certain of the Blocker Sellers, with respect to the Direct Sale Units as directed by the Representative pursuant to the payment instructions set forth in each such Unitholder’s Letter of Transmittal and each Sellers’ payment instructions provided to the Representative, and subject in all cases to Section 2.01(h).

“Unitholder Approval” is defined in Section 4.03(a).

“Unitholders’ Closing Consideration” is defined in Section 2.06(a).

“Unitholders’ Merger Consideration” is defined in Section 2.06(a).

“Vested Incentive Unit” means each Incentive Unit that is vested and outstanding immediately prior to the Effective Time, including any such Incentive Unit that vests in connection with the consummation of the Transaction.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, and any similar state, local or non-U.S. Law.

“Waterfall Schedule” means a spreadsheet prepared by the Company, an illustrative form of which is attached hereto as Annex I (excluding, for purposes of the illustrative example, the email addresses), and delivered to the Purchaser, which shall include, (x) as of the Closing, (i) the names of all Unitholders and the Blocker Sellers and the Direct Seller and their respective e-mail addresses, (ii) the number and type of Company Units held by each Unitholder and the Direct Seller, (iii) the Consideration Per Unit and Equityholder Allocation Percentage applicable to each Unitholder in respect of such Person’s Company Units and (iv) the Blocker Sellers’ Closing Consideration and the Direct Sale Consideration (as applicable) and (y) following the final determination of the Closing Cash Proceeds pursuant to Section 3.05, the Blocker Sellers’ Merger Consideration and the Unitholders’ Merger Consideration, in each case, as determined strictly in accordance with the Company LLC Agreement, provided that, the Blocker Sellers will receive distributions with respect to the Company Units held by the Blockers and in the case of certain of the Blocker Sellers, with respect to the Direct Sale Units, as directed by the Representative pursuant to the payment instructions set forth in each such Unitholder’s Letter of Transmittal and each Sellers’ payment instructions provided to the Representative, and taking into account Section 2.01(h).

“Written Consent” means a written consent, duly executed and delivered on the date hereof by Unitholders sufficient to constitute the Unitholder Approval, pursuant to which such Unitholders will have approved and adopted this Agreement and the transactions contemplated hereby.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) ”Hereof,” etc. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(d) ”Including,” etc. The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f) ”Or”. The word “or” is not exclusive.

(g) ”To the extent”. The phrase “to the extent” means the degree by which, and not “if.”

(h) Internal References. References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(i) Gender. References herein to any gender shall include each other gender.

(j) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(j) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(k) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(l) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”.

(m) Contract. References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto); provided that with respect to any agreement or contract listed on any Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the appropriate Disclosure Schedule.

(n) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(o) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p) ”Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

ARTICLE II

PURCHASE AND SALE OF BLOCKER SHARES AND THE MERGER

2.01 Blocker Equity Purchases.

(a) At the Closing, upon the terms set forth in this Agreement, the Blocker I Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker I Seller of, the Blocker I Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the portion of the Estimated Closing Cash Proceeds payable to Blocker I Seller with respect to the Company Units held by Blocker I immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker I Seller’s Closing Consideration”) and (ii) the portion of the Unit Adjustments payable to Blocker I Seller with respect to the Company Units held by Blocker I immediately prior to the Effective Time (the aggregate amount pursuant to clauses (i) and (ii), together, the “Blocker I Seller’s Merger Consideration”).

(b) At the Closing, upon the terms set forth in this Agreement, the Blocker II Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker II Seller of, the Blocker II Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the portion of the Estimated Closing Cash Proceeds payable to Blocker II Seller with respect to the Company Units held by Blocker II immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker II Seller’s Closing Consideration”), and (ii) the portion of the Unit Adjustments payable to Blocker II Seller with respect to the Company Units held by Blocker II immediately prior to the Effective Time (the aggregate amount pursuant to clauses (i) and (ii), together, the “Blocker II Seller’s Merger Consideration”).

(c) At the Closing, upon the terms set forth in this Agreement, each of the Blocker III Seller and the Blocker IV Seller shall cause the Direct Seller to sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Direct Seller of, all of the Direct Sale Units, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to a portion of the Estimated Closing Cash proceeds allocable to the Direct Sale Units as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the “Direct Sale Consideration”), which Direct Sale Consideration shall be paid to the Direct Seller.

(d) At the Closing, immediately after (x) the Direct Seller uses the proceeds received pursuant to Section 2.01(c) to redeem all of the remaining interests of the Direct Seller held by Blocker IV and the Blocker III Seller and (y) Blocker IV distributes such proceeds to Blocker IV Seller in partial redemption of its shares in Blocker IV, upon the terms set forth in this Agreement, the Blocker IV Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker IV Seller of, the Blocker IV Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the portion of the Estimated Closing Cash Proceeds payable to the Blocker IV Seller with respect to the Company Units held by Blocker IV immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker IV Seller’s Closing Consideration”), (ii) the portion of the Unit Adjustments payable to the Blocker IV Seller with respect to the Company Units held by Blocker IV immediately prior to the Effective Time, and (iii) the Blocker IV Seller Percentage of the Unit Adjustments payable with respect to the Direct Sale Units (the aggregate amount pursuant to clauses (i), (ii) and (iii), together, the “Blocker IV Seller’s Merger Consideration”).

(e) At the Closing, upon the terms set forth in this Agreement, each of the Blocker III Seller and the Blocker IV Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker III Seller and the Blocker IV Seller of, its respective Blocker III Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the respective portion of the Estimated Closing Cash Proceeds payable to each of the Blocker III Seller and the Blocker IV Seller with respect to the Company Units held by Blocker III immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker III Sellers’ Closing Consideration”), (ii) the respective portion of the Unit Adjustments payable to the Blocker III Seller and the Blocker IV Seller with respect to the Company Units held by Blocker III immediately prior to the Effective Time, and (iii) with respect to the Blocker III Seller, the Blocker III Seller Percentage of the Unit Adjustments payable with respect to the Direct Sale Units (the aggregate amount pursuant to clauses (i), (ii) and (iii), together, the “Blocker III Sellers’ Merger Consideration”).

(f) At the Closing, upon the terms set forth in this Agreement, the Blocker V Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker V Seller of, the Blocker V Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the portion of the Estimated Closing Cash Proceeds payable to Blocker V Seller with respect to the Company Units held by Blocker V immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker V Seller’s Closing Consideration”), and (ii) the portion of the Unit Adjustments payable to Blocker II Seller with respect to the Company Units held by Blocker V immediately prior to the Effective Time (the aggregate amount pursuant to clauses (i) and (ii), together, the “Blocker V Seller’s Merger Consideration”).

(g) At the Closing, upon the terms set forth in this Agreement, the Blocker VI Seller shall sell, assign, transfer and deliver to the Blocker Purchaser, and the Blocker Purchaser shall purchase and accept delivery from the Blocker VI Seller of, the Blocker VI Equity, free and clear of any Liens (other than Liens arising under applicable securities Laws) in exchange for an amount in cash equal to (i) the portion of the Estimated Closing Cash Proceeds payable to Blocker VI Seller with respect to the Company Units held by Blocker VI immediately prior to the Effective Time as determined strictly in accordance with the Company LLC Agreement and as set forth on the Waterfall Schedule (the aggregate amount pursuant to this clause (i), the “Blocker VI Seller’s Closing Consideration” ), and, together with the Blocker I Seller’s Closing Consideration, the Blocker II Seller’s Closing Consideration, the Blocker III Sellers’ Closing Consideration, the Blocker IV Seller’s Closing Consideration, the Blocker V Seller’s Closing Consideration and the Blocker VI Seller’s Closing Consideration, the “Blocker Sellers’ Closing Consideration”) and (ii) the portion of the Unit Adjustments payable to Blocker VI with respect to the Company Units held by Blocker VI immediately prior to the Effective Time (the aggregate amount pursuant to clauses (i) and (ii), together, the “Blocker VI Seller’s Merger Consideration”, and together with the Blocker I Seller’s Merger Consideration, the Blocker II Seller’s Merger Consideration, the Blocker III Sellers’ Merger Consideration, the Blocker IV Seller’s Merger Consideration and the Blocker V Seller’s Merger Consideration, the “Blocker Sellers’ Merger Consideration”).

(h) Notwithstanding anything in the foregoing to the contrary, in the event that any Blocker has any Cash or Indebtedness as of the Closing, which Cash or Indebtedness results in an adjustment to the Estimated Closing Cash Proceeds or the Closing Cash Proceeds as finally determined pursuant to Section 3.05, only the applicable Blocker Seller (and not any other Seller) which owns such Blocker shall bear the burden of, or receive the benefit of, such adjustment, which will be reflected on the Blocker Sellers’ Closing Consideration and/or Blocker Sellers’ Merger Consideration payable to such Blocker Seller.

2.02 The Merger.

(a) Immediately following the Blocker Equity Purchase, at the Closing the Merger Sub shall merge with and into the Company in accordance with Delaware Law, whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company (the ”Surviving Company”) and a wholly owned subsidiary of the Purchaser.

(b) The Merger shall become effective at such time as the Certificate of Merger in the form of Exhibit B is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the ”Effective Time”).

(c) From and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and the Merger Sub, all as provided under Delaware Law.

2.03 Certificate of Formation. As of the Effective Time, the certificate of formation of the Surviving Company shall be amended and restated pursuant to the terms set forth in the Certificate of Merger, and as so amended and restated, shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law.

2.04 Limited Liability Company Agreement. The limited liability company agreement of the Merger Sub in effect at the Effective Time shall be amended and restated to read in its entirety as provided by Exhibit E and, commencing as of the Effective Time, as so amended shall be the limited liability company agreement of the Surviving Company (the “Surviving Company LLC Agreement”), until thereafter amended as provided therein and by applicable Law.

2.05 Members and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the managers and officers of the Merger Sub at the Effective Time shall be the managers and officers, as applicable, of the Surviving Company.

2.06 Conversion of Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Except as set forth in Section 2.06(e) below, as set forth on the Waterfall Schedule, each Company Unit issued and outstanding immediately prior to the Effective Time (other than the Company Units held by the Blockers and the Direct Sale Units) shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash equal to (x) the respective Per Unit Payment Amount payable to the holder thereof (the “Unitholders’ Closing Consideration”) and (y) any Unit Adjustments (together with the Unitholders’ Closing Consideration, the “Unitholders’ Merger Consideration”); provided, that a holder of a Company Unit shall not be entitled to receive any of his, her or its portion of the Unitholders’ Merger Consideration unless and until such holder has executed and delivered to the Purchaser a Letter of Transmittal and otherwise complied with Section 2.07(a).

(b) Each Company Unit held immediately prior to the Effective Time by the Company or any of its Subsidiaries or by the Purchaser, the Blocker Purchaser or the Merger Sub (including the Direct Sale Units) shall be cancelled, and no payment shall be made with respect thereto.

(c) Each Company Unit held immediately prior to the Effective Time by the Blockers shall be converted, without the Blockers receiving any payment with respect thereto, into common units in the Surviving Company with a fair market value equal to the fair market value of such Company Units held by the Blockers, as such common units are provided for by the Surviving Company LLC Agreement.

(d) Each limited liability company interest of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into limited liability company interests in the Surviving Company, as such limited liability company interests are provided for by the Surviving Company LLC Agreement. As of the Effective Time, upon consummation of the Merger, the Purchaser and the Blockers shall be the holders of all the issued and outstanding limited liability company interests of the Surviving Company.

(e) Notwithstanding the foregoing, each Incentive Unit of the Company, to the extent that it is not a Vested Incentive Unit, shall automatically and without any further action required on the part of any Person, be cancelled, extinguished and forfeited for no payment of any kind as of the Effective Time.

2.07 Paying Agent.

(a) The Paying Agent shall act as paying agent in effecting the exchange of cash for Company Units pursuant to Section 2.06. At or after the Effective Time, each Unitholder (other than the Blockers and the Direct Seller) shall deliver to the Company a duly executed Letter of Transmittal (including the Form W-9 or Form W-8, as applicable, attached thereto) to surrender the Company Units held by such Unitholder. On the Closing Date or, with respect to any Company Units that have not been surrendered to the Company on the Closing Date, one Business Day after surrender of such Company Units, the Paying Agent shall pay each Unitholder that has surrendered his, her or its Company Units with a duly executed and completed Letter of Transmittal, the amount of cash to which he, she or it is entitled under Section 2.06. Until so surrendered and exchanged by delivery of a Letter of Transmittal in accordance with this Section 2.07(a), each such Company Unit shall represent solely the right to receive the respective portion of the Unitholders’ Merger Consideration into which such Company Unit shall have been converted pursuant to Section 2.06, and neither the Paying Agent nor the Surviving Company shall be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled. Notwithstanding anything to the contrary, the Paying Agent shall not be liable to any Unitholder for any portion of the Unitholders’ Merger Consideration delivered to a Governmental Body if such delivery is required pursuant to any applicable abandoned property, escheat or similar Law.

(b) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.07(a) (and any interest or other income earned thereon) that remains unclaimed by the Unitholders twelve (12) months after the Effective Time, will be returned to the Purchaser, upon demand, and any such Unitholder who has not exchanged such Company Units for the Merger Consideration in accordance with Section 2.07(a) prior to that time will thereafter look only to the Purchaser and the Surviving Company for payment of the Merger Consideration in respect of such Company Units without any interest thereon.

2.08 Withholding. Notwithstanding any other provision of this Agreement, the Purchaser, the Merger Sub, their Affiliates and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amount as the Purchaser, the Merger Sub, their Affiliates or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. Except in the case of backup withholding, any withholding resulting from any failure to timely provide documents set forth in Section 13.05 or withholding on payments treated as compensation for applicable Tax purposes, if Purchaser determines that an amount is required to be deducted or withheld, Purchaser shall (i) use commercially reasonable efforts to provide the Representative, at least five (5) Business Days prior to the payment of such amount, with written notice of its intent to deduct and withhold, (ii) cooperate in good faith with the applicable payee to reduce or eliminate the deduction or withholding of such amount, and (iii) to the extent reasonably practicable, provide the applicable payee a reasonable opportunity to deliver forms or other documentation that would exempt such amounts from withholding. Any withheld amounts shall be paid over to the appropriate taxing authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts payable to current or former employees pursuant to or as contemplated by this Agreement shall be remitted for payment in accordance with applicable payroll procedures after applicable withholding.

2.09 No Appraisal. No Unitholder shall be entitled to any appraisal or similar rights under any circumstances and Section 18-210 of Delaware Law (entitled “Contractual Appraisal Rights”) shall not apply to, or be incorporated into, this Agreement.

ARTICLE III

THE CLOSING; MERGER CONSIDERATION ADJUSTMENT

3.01 The Closing. The closing of the transactions contemplated by this Agreement (the ”Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:00 a.m. prevailing Eastern Time on the third Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article IV (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing) or on such other date as is mutually agreed to in writing by the Purchaser, the Company and the Representative. The date and time of the Closing are referred to herein as the “Closing Date”.

3.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date:

(a) the Blocker I Seller shall deliver, or cause to be delivered, to the Blocker Purchaser all of the issued and outstanding Blocker I Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(b) the Blocker II Seller shall deliver, or cause to be delivered, to the Blocker Purchaser all of the issued and outstanding Blocker II Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(c) the Blocker III Seller and the Blocker IV Seller shall deliver, or cause to be delivered, to the Blocker Purchaser (i) all of the Direct Sale Units and (ii) all of the issued and outstanding Blocker III Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(d) the Blocker IV Seller shall deliver, or cause to be delivered, to the Blocker Purchaser all of the issued and outstanding Blocker IV Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(e) the Blocker V Seller shall deliver, or cause to be delivered, to the Blocker Purchaser all of the issued and outstanding Blocker V Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(f) the Blocker VI Seller shall deliver, or cause to be delivered, to the Blocker Purchaser all of the issued and outstanding Blocker VI Equity, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws);

(g) the Company and the Merger Sub shall cause a duly executed copy of the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger;

(h) the Purchaser shall deliver or cause to be delivered to the Paying Agent the following: (i) an aggregate amount equal to the Blocker Sellers’ Closing Consideration and the Direct Sale Consideration (for distribution by the Paying Agent to the Blocker Sellers and Direct Seller as determined in accordance with Section 2.01) and (ii) an aggregate amount equal to the Unitholders’ Closing Consideration (for distribution by the Paying Agent to each Unitholder (other than the Blockers and other than with respect to the Direct Sale Units)), in each case by wire transfer of immediately available funds to the account(s) designated by the Paying Agent;

(i) the Purchaser shall deliver or cause to be delivered an amount equal to the Adjustment Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Account;

(j) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(k) the Purchaser shall pay, on behalf of the Company, all Transaction Expenses (other than Transaction Expenses that are compensatory payments to employees or other service providers of the Company or its Subsidiaries) to each Person that is owed a portion thereof;

(l) the Purchaser shall deliver the Representative Holdback Amount by wire transfer of immediately available funds to the account(s) designated by the Representative;

(m) The Company shall deliver to the Purchaser the Payoff Letters and UCC-3 financing statements with respect thereto terminating all Liens arising in connection with the Credit Facilities, in each case, duly executed and delivered by the required parties under the Credit Facilities; and

(n) the parties hereto shall make such other deliveries as are required by Article IV.

3.03 Adjustment Escrow Account. An amount in cash equal to the Adjustment Escrow Amount as reflected in the determination of the Estimated Closing Cash will be delivered or caused to be delivered by the Purchaser to the Escrow Agent to be held and delivered by the Escrow Agent in accordance with the terms and provisions of an escrow agreement to be entered into among the Purchaser, the Representative and the Escrow Agent in form and substance mutually acceptable to the Purchaser, the Representative and the Escrow Agent (the “Escrow Agreement”). The Adjustment Escrow Amount shall be placed in a single escrow account (the “Adjustment Escrow Account”) for disbursement pursuant to this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be established for purposes of any Purchaser Adjustment Amount, as set forth in Section 3.05(h)(i).

3.04 Representative Holdback Amount. An amount in cash equal to the Representative Holdback Amount as reflected in the determination of the Estimated Closing Cash Proceeds will be delivered or caused to be delivered by the Purchaser to the Representative pursuant to payment instructions delivered by the Representative to the Purchaser in writing prior to the Closing. The Representative Holdback Amount will be retained by the Representative and will be used by the Representative solely to pay any expenses of the Representative in connection with its acting as the Representative pursuant to this Agreement. The Representative Holdback Amount will be retained by the Representative until such time as the Representative will determine in its sole discretion, provided that the Representative Holdback Amount will be retained until at least the Closing Cash Proceeds has been finally determined pursuant to Section 3.05. At such time, the Representative will, in its discretion, pay the remaining balance of the Representative Holdback Amount to the Paying Agent (for the benefit of the Sellers), by wire transfer of immediately available funds, and the Paying Agent will pay to the Sellers such amount, as determined strictly in accordance with the Company LLC Agreement and Waterfall Schedule, provided that, the Blocker Sellers will receive distributions with respect to the Company Units held by the Blockers and in the case of certain of the Blocker Sellers, with respect to the Direct Sale Units, as directed by the Representative pursuant to the payment instructions set forth in each such Unitholder’s Letter of Transmittal and each Sellers’ payment instructions provided to the Representative. For tax purposes, the Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount.

3.05 Closing Cash Proceeds Adjustment.

(a) At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser the Waterfall Schedule as determined in accordance with the Company LLC Agreement and a good faith estimate of the consolidated balance sheets of the Blockers and the Company and its Subsidiaries as of the Measurement Time (the “Closing Balance Sheets”) and a good faith estimate of the Closing Cash Proceeds

(the ”Estimated Closing Cash Proceeds”), together with a reasonably detailed computation of each component thereof (i.e., Cash, Working Capital, Indebtedness and Transaction Expenses) and reasonable supporting documentation, based on the Company’s and its Subsidiaries’ books and records and other information then available. The Company shall provide the Purchaser and its representatives with reasonable opportunity to review and propose comments to the Estimated Closing Cash Proceeds calculation and shall consider the Purchaser’s comments thereon in good faith to the extent received at least two Business Days prior to the Closing, it being understood that in no event shall the acceptance of Purchaser’s comments be considered a condition to Closing or otherwise delay the Closing.

(b) As promptly as practicable after the Closing, but in no event later than seventy-five (75) days after the Closing Date, the Purchaser shall prepare and deliver to the Representative a statement (the ”Closing Statement”) setting forth the Purchaser’s good faith calculation of the Closing Cash Proceeds, in each case in accordance with the definition thereof, together with a reasonably detailed computation of each component thereof (i.e., Cash, Indebtedness and Transaction Expenses) and reasonable supporting documentation and consolidated balance sheets of the Blockers and the Company and its Subsidiaries as of the Measurement Time (the ”Closing Balance Sheets”).

(c) The Purchaser, the Blocker Purchaser and their respective Subsidiaries (including the Blockers, the Surviving Company and its Subsidiaries) shall (i) permit the Representative and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheets and the Purchaser’s calculation of the Closing Cash Proceeds and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the Purchaser’s, the Blocker Purchaser and its Subsidiaries’ (including the Blocker’s, the Surviving Company’s and its Subsidiaries’) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of the Representative or its representatives). If the Representative disagrees with any part of the Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheets, the Representative shall, within thirty (30) days after the Representative’s receipt of the Closing Statement and the Closing Balance Sheets, notify the Purchaser in writing of such disagreement by setting forth the Representative’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Purchaser, then the Purchaser and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. The Purchaser and the Representative acknowledge and agree that all discussions related to the Objection Notice are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege. In the event that the Purchaser and the Representative are unable to resolve all such disagreements within thirty (30) days after the Purchaser’s receipt of such Objection Notice or such longer period as the Purchaser and the Representative may mutually agree in writing, the Purchaser and the Representative shall submit such remaining disagreements to a nationally-recognized valuation or consulting firm as is reasonably acceptable to the Purchaser and the Representative, or, if such firm refuses or is otherwise unable to act in such capacity, another nationally-recognized valuation or consulting firm as is acceptable to the Purchaser and the Representative that agrees to be engaged for the purposes hereunder (the ”Firm”).

(d) The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the Purchaser’s, the Representative’s and the Company’s compliance with this Section 3.05 and the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit F. The Purchaser and the Representative shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in the Purchaser’s and the Representative’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which the Purchaser and the Representative have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item in dispute higher than the highest amount assigned by either party or lower than the lowest amount asserted by either Party. Except as permitted on Exhibit F hereto in order to clarify or understand any position or argument made by a party in a written submission, the Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by the Purchaser and the Representative which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review.

(e) The costs and expenses of the Firm shall be allocated between the Purchaser, on the one hand, and the Representative (on behalf of the Unitholders), on the other hand, based upon the percentage of the dollar value of the disputed amounts (as submitted to the Firm) determined in favor of the other party by the Firm bears to the dollar value contested by such party in the written presentation to the Firm. For example, if the Representative (on behalf of the Unitholders) submits an Objection Notice to the Firm for $1,000, and if the Purchaser contests to the Firm only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Unitholders $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Representative (on behalf of the Unitholders).

(f) Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 3.05:

(i) if the Closing Cash Proceeds as finally determined pursuant to this Section 3.05 are less than the Estimated Closing Cash Proceeds (the total amount of such deficiency, the “Purchaser Adjustment Amount”), then the Purchaser and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to (A) release from the Adjustment Escrow Account to Purchaser an amount equal to the lesser of the Purchaser Adjustment Amount and the amount in the Adjustment Escrow Account and (B) release any remaining amounts in the Adjustment Escrow Account to the Paying Agent for further distribution to the Unitholders and the Blocker Sellers in accordance with the Waterfall Schedule, and the payment instructions set forth in the Letters of Transmittal; provided that, in no event will the Representative, the Unitholders, the Blocker Sellers, the Direct Seller or any of their respective Affiliates be liable to the Purchaser or any of its Affiliates under this Section 3.05(f) for any amounts in excess of the Adjustment Escrow Amount; and

(ii) if the Closing Cash Proceeds as finally determined pursuant to this Section 3.05 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the “Seller Adjustment Amount”), then (A) the Purchaser shall, or shall cause the Surviving Company or one or more of its Subsidiaries to, pay to the Paying Agent an amount equal to the lesser of the Seller Adjustment Amount and an amount equal to the Adjustment Escrow Amount and (B) the Purchaser and the Representative shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all amounts in the Adjustment Escrow Account to the Paying Agent, in each case, for further distribution to the Unitholders and the Blocker Sellers, in each case, in accordance with the Waterfall Schedule, and the payment instructions set forth in the Letters of Transmittal; provided that, in no event will the Purchaser, the Blocker Purchaser, the Surviving Company or any of their respective Affiliates be liable to the Seller or any of their Affiliates under this Section 3.05(f) for any amounts in excess of an amount of cash equal to the Adjustment Escrow Amount.

(g) All payments to be made pursuant to Section 3.05(h) shall (x) be treated by all parties for Tax purposes as adjustments to the Merger Consideration to the extent permitted by applicable Law and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Purchaser or the Representative, as applicable.

(h) The Representative, the Unitholders and the Blocker Sellers each hereby agrees and acknowledges that the right to any payment to be made pursuant to Section 3.05(h) shall be its sole and exclusive remedy for any and all claims arising under this Agreement with respect to this Section 3.05. The Purchaser hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 3.05(h) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 3.05.

3.06 Waterfall Schedule. Notwithstanding anything to the contrary in this Agreement or any knowledge possessed or acquired by or on behalf of the Purchaser, the Surviving Corporation or any of their respective Affiliates, it is expressly acknowledged and agreed that the Purchaser, the Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely on the allocation of the Closing Consideration and the Adjustments among the Sellers in the manner set forth in the Waterfall Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall the Purchaser, the Merger Sub, the Surviving Corporation or any of their respective Affiliates have any liability to any Person (including the Representative and any of the Sellers or any of their respective Affiliates) in connection with any claims relating to any misallocation of the Closing Consideration and the Adjustments among the Sellers set forth in the Waterfall Schedule, any determination by the Representative or the Paying Agent in connection therewith, or payments made by any Person (including the Purchaser, the Merger Sub, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates) in accordance therewith.

ARTICLE IV

CONDITIONS TO CLOSING

4.01 Conditions to the Purchaser’s, the Merger Sub’s and the Blocker Purchaser’s Obligations. The obligation of each of the Purchaser, the Merger Sub and the Blocker Purchaser to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a) the representations and warranties set forth in Article V and Article VI (disregarding all materiality and Material Adverse Change qualifications contained therein) (other than the Fundamental Representations) shall be true and correct as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Change and (ii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not constitute a Material Adverse Change);

(b) the Fundamental Representations (i) that are qualified by any materiality, Material Adverse Change or any similar qualifiers contained herein, shall be true and correct in all respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) and (ii) that are not qualified by any materiality, Material Adverse Change or any similar qualifiers contained herein, shall be true and correct in all material respects as of the Closing Date, except for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(c) each Blocker Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(d) the Company shall have delivered to the Purchaser a certificate signed by an officer of the Company in the form of Exhibit G, dated as of the Closing Date, certifying that the conditions specified in Sections 4.01(a), 4.01(b) and 4.01(c) have been satisfied;

(e) there shall not have occurred or arisen a Material Adverse Change since the date hereof;

(f) the Escrow Agreement shall have been duly executed and delivered by the Representative and the Escrow Agent: and

(g) the Paying Agent Agreement shall have been duly executed and delivered by the Representative and the Paying Agent.

4.02 Conditions to the Company’s and the Blocker Sellers’ Obligations. The obligations of each of the Company, each Blocker Seller and the Representative to consummate the Closing is subject to the satisfaction of the following conditions immediately prior to the Effective Time:

(a) the representations and warranties set forth in Article VII (disregarding all materiality qualifications contained therein) shall be true and correct in all material respects as of the Closing Date;

(b) the Purchaser, the Merger Sub and the Blocker Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing; and

(c) the Purchaser shall have delivered to the Representative a certificate signed by an officer of the Purchaser in the form of Exhibit F, dated as of the Closing Date, certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied;

(d) the Escrow Agreement shall have been duly executed and delivered by the Purchaser and the Escrow Agent: and

(e) the Paying Agent Agreement shall have been duly executed and delivered by the Purchaser and the Paying Agent.

4.03 Conditions to All Parties’ Obligations. The obligation of each of the Company, each Blocker Seller, the Representative, the Purchaser, the Merger Sub and the Blocker Purchaser to consummate the Closing is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time:

(a) the Transaction (including the Merger) shall have been approved and this Agreement shall have been adopted by the requisite vote of holders of the outstanding Company Units entitled to vote thereon at the record date for such vote as required by Delaware Law and the Company LLC Agreement (the “Unitholder Approval”) pursuant to the Written Consent;

(b) the waiting period under the HSR Act shall have expired, or been terminated;

(c) no Law shall be in effect enjoining or otherwise prohibiting the performance of this Agreement or the consummation of any of the transactions contemplated hereby; and

(d) the Pre-Closing Restructuring has been completed in accordance with Section 11.03 hereof; and

(e) this Agreement shall not have been terminated in accordance with Section 10.01.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Blocker Purchaser that the statements in this Article V are true and correct, as of the date hereof and as of the Closing Date, except as set forth in the schedules accompanying this Article V and Article VI (each, a “Schedule” and, collectively, the “Disclosure Schedules”).

5.01 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite company power and authority necessary to (i) own and operate its properties and to carry on its businesses as now conducted and (ii) execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the ”Company Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Change. The Company has previously provided or made available to the Purchaser and the Merger Sub true, correct and complete copies of its organizational documents and all amendments thereto or restatements thereof. The Company is not in default under or in violation of any provision of its Organizational Documents.

5.02 Subsidiaries. The Subsidiaries Schedule accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. Each of the Subsidiaries identified on the Subsidiaries Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate, or other legal entity, as the case may be, power and authority to own and operate its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to hold such power and authority or to be so qualified would not have a Material Adverse Change. None of the Company’s Subsidiaries is in default under or in violation of any provision of its respective Organizational Documents. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or entity that is not a Group Company.

5.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action, and no other company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) Except as set forth on the Authorization Schedule, and except for (w) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (x) the Unitholder Approval, (y) compliance with and filings under the HSR Act and any other Antitrust Law and (z) any violation, conflict, breach or default resulting solely from the Purchaser being party to the transactions contemplated hereby, the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and shall not (i) violate, conflict with, result in any breach of, or constitute a default under any of the provisions of the certificates of formation or limited liability company agreements (or equivalent organizational documents) of any Group Company in any material respect, (ii) violate or result in a breach of or constitute a violation or default under any Material Contract or (iii) violate any Law to which any of the Group Companies is subject, except where the failure of any of the representations and warranties contained in clause (ii) or (iii) above to be true would not have a Material Adverse Change.

(c) Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies

5.04 Capitalization. On the date hereof, (a) 802,710.00 Class A Units of the Company are issued and outstanding and (b) 100,105,352.45 Class B Units of the Company are issued and outstanding. All the outstanding Company Units have been duly and validly issued and are fully paid, validly issued and non-assessable, and were issued in all material respects in accordance with the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant state securities Laws or pursuant to valid exemptions therefrom. On the date hereof, the outstanding Company Units are held of record by the parties set forth on the Capitalization Schedule. There are no Company Units or any other equity security of the Company issuable upon conversion or exchange of any issued and outstanding security of the Company nor are there any rights, options outstanding or other agreements to acquire Company Units or any other equity security of the Company nor is the Company contractually obligated to purchase, redeem or otherwise acquire any of its outstanding Company Units that would survive the Closing. With respect to all Incentive Units outstanding as of the date hereof, the Capitalization Schedule sets forth (i) the record owner of such Incentive Units (assuming, for purposes of this disclosure, that such Incentive Units are held directly by each individual rather than Blocker I on behalf of such individual), (ii) the participation threshold of such Incentive Units, (iii) the number of Incentive Units held by such record owner, (iv) the vesting commencement date applicable to such Incentive Units and (v) whether such Incentive Units will become Vested Incentive Units prior to or upon consummation of the Transaction.

5.05 Financial Statements. The Company’s (a) unaudited consolidated balance sheet as of July 31, 2022 (the “Latest Balance Sheet”) and the related statement of income for the seven-month period then ended and (b) audited consolidated balance sheets as of December 31, 2021 and December 31, 2020 and the statements of income, equityholders’ equity and cash flows for the fiscal years ended December 31, 2021 and December 31, 2020 (such audited balance sheets and statements, the “Audited Financial Statements”), in each case have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the Latest Balance Sheet to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments, none of which are material in nature.

5.06 Undisclosed Liabilities. Except as set forth on the Undisclosed Liabilities Schedule, neither the Company nor any of its Subsidiaries have any Liabilities, other than Liabilities (a) that are taken into account in calculating the Closing Cash Proceeds as finally determined pursuant to Section 3.05, (b) set forth or reflected on the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the Audited Financial Statements, (c) which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, tort, violation of law, infringement or misappropriation), (d) arising under contracts and commitments described on the Contracts and Commitments Schedule or under contracts and commitments entered into in the Ordinary Course of Business which are not required to be disclosed on the Contracts and Commitments Schedule, (none of which is a liability for breach thereof), (e) incurred in connection with the Transaction (which shall be satisfied and discharged in full prior to Closing or included as a Transaction Expense), (f) for which the Purchaser, the Company or any of its Subsidiaries has agreed to be responsible pursuant to this Agreement or any of the other Purchaser Documents or Company Documents, (g) which have not constituted and would not constitute a Material Adverse Change, or (h) are otherwise disclosed on the Disclosure Schedules.

5.07 No Material Adverse Change; Absence of Certain Developments. During the period from the date of the Latest Balance Sheet, except as set forth on Absence of Certain Developments Schedule, none of the Group Companies has:

(a) suffered a Material Adverse Change;

(b) incurred or created any Indebtedness;

(c) settled any material Action;

(d) acquired any business (in any form of transaction);

(e) (i) split, combined or reclassified any of its capital stock, units or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for units, shares of its capital stock or other equity interests or any of its other securities, or made any other change with respect to its capital structure; (ii) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock, units or other equity securities; or (iii) authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock or units of any class or any other securities or equity equivalents;

(f) subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;

(g) sold, assigned or transferred any material portion of its tangible assets, except in the Ordinary Course of Business and except for sales of obsolete assets or assets with de minimis or no book value;

(h) sold, assigned, licensed, sublicensed, or otherwise transferred, disposed of, or abandoned or permitted to lapse, failed to take any action necessary to maintain, enforce or protect, or created or incurred any Lien (other than Permitted Liens) on, any material Owned Intellectual Property or (solely with respect to licensing or sublicensing) material Licensed Intellectual Property, except (i) in the Ordinary Course of Business or (ii) for the expiration of Owned Intellectual Property in accordance with its statutory terms;

(i) effected any restructuring, reorganization or complete or partial liquidation;

(j) changed any accounting policy except for any such change required by reason of a change in GAAP, the Code or applicable Law;

(k) failed to manage in any material respect its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business and in amounts that are consistent with past practice or incurred deferred revenue in amounts or in transactions inconsistent in any material respect with past practice;

(l) made any capital expenditures or entered into any commitment for capital expenditures in excess of $250,000 in the aggregate or failed to make any material capital expenditure in the amounts and at the times contemplated by the Company’s business plan and budget for this fiscal year;

(m) made any material capital investment in, or any material loan to, any other Person, except in the Ordinary Course of Business or pursuant to any existing agreement;

(n) made any loans or advances to, guarantees for the benefit of or any Investments in any Person, other than advances to any employee of any Group Company in the Ordinary Course of Business and not in excess of $50,000 individually or $250,000 in the aggregate;

(o) except in the Ordinary Course of Business, increased the compensation or benefits of, or granted any severance or termination pay to, any former or current director, officer, employee or independent contractor;

(p) except in the Ordinary Course of Business, taken any action to amend, terminate, enter into, establish or adopt any Company Plan (including any compensation or benefit plan, program, agreement, contract, policy or arrangement that would be a Company Plan if in effect on the date hereof) or accelerate the time of payment, vesting or funding of any compensation or benefits thereunder;

(q) entered into any material employment, consulting, or similar agreement (other than ordinary course at will agreements terminable upon notice and without any liability to any of the Group Companies), or modified in any respect the terms of any existing such agreement, or made any material change to the key management structure of the Group Companies, including the hiring of additional officers or the termination of existing officers;

(r) amended or authorized the amendment of its Organizational Documents;

(s) made, changed or revoked any material Tax election; changed any material method of accounting for Tax purposes; settled any claim or assessment in respect of material Taxes; surrendered any right to claim a material refund of Taxes; consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; filed any material amended Tax Return; or entered into any closing agreement in respect of any material Taxes;

(t) suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance; or

(u) agreed, whether orally or in writing, to do any of the foregoing.

5.08 Real Property.

(a) The Real Property Schedule sets forth a list of the address of each real property to which any Group Company has a valid leasehold interest (collectively, the “Leased Real Property”) and a true and complete list of all Leases (including all amendments, extensions, renewals, subleases and guaranties with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has provided the Purchaser with true and complete copies of all Leases.

(b) The Company or one of its Subsidiaries possesses leasehold or subleasehold interests in the Leased Realty pursuant to the leases and subleases set forth on the Real Property Schedule (the “Leases”), free and clear of any Liens except Permitted Liens. Each Lease is in full force and effect and enforceable against the Company or its applicable Subsidiary party to such Lease and, to the knowledge of the Company, each other party thereto in accordance with its terms. No Group Company has, in any material respect, violated or breached, or committed any default under, any Lease. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Lease. No event has occurred and is continuing through any Group Company’s actions or inactions that will result in a material violation or breach of any of the provisions of any Lease. The transactions contemplated under this Agreement do not require the consent of any other party to any Lease and will not result in a breach of or default under any Lease or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Realty or any portion thereof.

(c) Neither the Company nor any of its Subsidiaries owns or, in the past five years has owned, any Owned Real Property.

5.09 Tax Matters.

(a) Each of the Group Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are required to be filed by it (taking into account any extensions of time to file) and all such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance in all material respects with all applicable Laws.

(b) All material Taxes due and payable by the Group Companies (whether or not shown or required to be shown on any Tax Return) have been fully paid. Each of the Group Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party. There are no Liens with respect to Taxes other than Permitted Liens.

(c) No Group Company is, as of the date hereof, the subject of a Tax audit, claim, or examination and no such audit, claim, or examination is currently pending.

(d) No Group Company has a taxable presence, for any Tax purpose in any taxing jurisdiction (whether within or without the United States) other than the country of its formation or organization. No claim has been made by Governmental Body in a jurisdiction in which a Group Company does not file a particular type of Tax Return (or pay a particular type of Tax) that such Group Company is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Governmental Body.

(e) None of the Group Companies has agreed to any waiver of any statute of limitations in respect of Taxes or has agreed to, or is subject to, any extension of time with respect to a Tax assessment or deficiency that remains in effect.

(f) No Group Company (i) has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal Income Tax Return (other than an “affiliated group” the common parent of which is a Group Company) or (ii) has any liability for Taxes of any Person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Tax Law), as a transferee or successor, by contract, or otherwise.

(g) The Company is treated as a partnership for U.S. federal income tax purposes. The Taxes Schedule sets forth the U.S. federal income tax classification of each of the Group Companies.

(h) None of the Group Companies is party to or bound by any Tax sharing or similar agreement, other than any such agreement as to which only the Group Companies are parties. For purposes of this representation, commercial agreements or contracts entered into in the Ordinary Course of Business that are not primarily related to Taxes shall not be considered Tax sharing agreements.

(i) None of the Group Companies will be required to include any material amount in taxable income, or exclude any material deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or non-U.S. Tax law by reason of any change in any accounting methods agreed to prior to the Closing Date (and there is no application pending with any Governmental Body requesting permission for any changes in any of the Group Companies’ accounting methods for Tax purposes); (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of any Law) executed on or prior to the Closing Date; (iii) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any Law); (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date.

(j) None of the Group Companies has participated in or been a party to any “listed transaction,” as defined under Treasury Regulations Section 1.6011-4(b)(2).

(k) None of the Group Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Each of the Group Companies have timely paid to the applicable Governmental Body and timely filed all applicable reports or returns with the applicable Governmental Body as required pursuant to any abandoned property, escheat or similar Law.

5.10 Contracts and Commitments.

(a) Except for any Leases or guarantees entered into in connection with any Leases, or as set forth on the Contracts and Commitments Schedule, and except for agreements entered into by any Group Company after the date hereof in accordance with Section 8.01, no Group Company is party to any written:

(i) material Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a material Lien on any material portion of the assets of the Group Companies;

(ii) material guaranty of any obligation for borrowed money or other material guaranty;

(iii) lease or Contract under which it is lessee, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000 (excluding the Leases);

(iv) Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which any Group Company will have any material outstanding obligations after the date of this Agreement;

(v) Contract (or group of related Contracts) with any (A) Specified Customer or (B) Specified Supplier;

(vi) Contract which (A) imposes a restriction on the geographies or businesses in which the Companies may operate the Business (including covenants not to compete or conduct business in any territory) other than non-exclusive license agreements entered into in the Ordinary Course of Business (B) contains exclusivity obligations or similar restrictions binding on the Company or any of its Subsidiaries or that would be binding on Purchaser or any of its Affiliates (other than the Company or any of its Subsidiaries) after Closing, including granting any exclusive rights with respect to any Owned Intellectual Property, or (C) contains exclusivity obligations or similar restrictions binding on any counterparty or (D) provides “most favored nation” or similar provisions;

(vii) lease or Contract under which it is lessor of or permits any third party to hold or operate any personal property for which the annual rental exceeds $500,000 (excluding the Leases);

(viii) Contract or group of related Contracts, excluding purchase orders, with the same party for the purchase of products or services that provide for annual payments by a Group Company in excess of $2,500,000 during the trailing twelve (12) month period ending on the date of the Latest Balance Sheet and cannot be cancelled by a Group Company without penalty or without more than sixty (60) days’ notice;

(ix) Contracts for the employment of, or the provision of consulting services by, any officer, director, employee, individual independent contractor or other natural Person on a full-time, part-time, consulting or other basis (A) providing target annual cash compensation in excess of $325,000 or (B) not terminable upon less than thirty (30) days’ notice and without any liability to the Group Companies;

(x) Contracts pursuant to which a Group Company (A) obtains a license or other right to use, or covenant not to be sued, under any Licensed Intellectual Property, except for rights and/or licenses to Off-The-Shelf Software or Open Source Software or (B) grants a license or other right to use, or covenant not to be sued, under any Owned Intellectual Property, in each case of clauses (A) and (B), other than (1) non-exclusive licenses granted to or from customers in the Ordinary Course of Business, (2) confidentiality agreements, non-disclosure agreements and employee agreements on substantially the Company’s form as has previously been provided to Purchaser, or (3) agreements in which the licenses or rights to Intellectual Property granted are merely incidental to the transaction contemplated and granted on a non-exclusive basis (provided, that, agreements referenced in clauses (1)-(3) shall be deemed to be Material Contracts);

(xi) separation, change in control, retention, severance (or any Contract providing for the provision of severance) or similar Contracts with any current or former (to the extent of any ongoing liability) employee, officer, director or independent contractor of the Group Companies;

(xii) Contracts relating to any completed material business acquisition by any Group Company within the last two (2) years; or

(xiii) other than purchase and sale orders received by the Group Companies in the Ordinary Course of Business, any written contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, in each case, with any Specified Customer or Specified Supplier.

(b) The Purchaser has been supplied with a true and correct copy of all written Contracts that are required to be disclosed on the Contracts and Commitments Schedule as of the date of this Agreement (collectively, the “Material Contracts”).

(c) No Group Company has, in any material respect, violated or breached, or committed any default under, any Material Contract. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material Contract. No event has occurred and is continuing through any Group Company’s actions or inactions that will result in a material violation or breach of any of the provisions of any Material Contract, and each Contract is in full force and effect. To the Company’s knowledge, none of the other parties to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date hereof, to the Company’s knowledge, other than as disclosed on the Contracts and Commitments Schedule, neither the Company nor any Company Subsidiary has received written notice to the effect that any customer with purchases from the Company and or Company Subsidiaries in excess of $250,000 for the twelve-month period ending on the date hereof intends to cancel or terminate any such Contract or relationship or materially reduce purchases thereunder, or to exercise or not to exercise any option to renew thereunder, and neither the Company nor any Company Subsidiary has received notice to the effect that any other party to any Contract intends to breach or attempt to materially and detrimentally alter the terms of such Contract.

5.11 Government Contracts. No Group Company has (a) materially breached or materially violated any material term of any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Body; (c) been audited or investigated by any Governmental Body with respect to any Government Contract; (d) made any disclosure with respect to any potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) in the past three years from the date of this Agreement, received from any Governmental Body or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract and failed to cure any such breach, show cause or default in a reasonable period of time; or (f) in the past three years from the date of this Agreement, had any Government Contract terminated by any Governmental Body or any other Person for default or failure to perform. Each Group Company has established and maintains commercially reasonable internal controls for compliance with its Government Contracts. To the knowledge of the Company without investigation, all pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by any Group Company were current, accurate and correct complete in all material respects as of their respective submission dates.

5.12 Intellectual Property.

(a) A true and complete list of all issuances, registrations and applications included in the Owned Intellectual Property as of the date hereof is set forth on the Intellectual Property Schedule, specifying as to each such registration or application, as applicable, (i) the owner of such item (and, with respect to any and all Internet domain name registrations, the applicable registrar), (ii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item and (iv) the date of application and issuance or registration of such item.

(b) (i) A Group Company exclusively owns all Owned Intellectual Property (including all Intellectual Property listed on the Intellectual Property Schedule), free and clear of all Liens other than Permitted Liens; (ii) all Owned Intellectual Property (including the Intellectual Property listed on the Intellectual Property Schedule) is, to the Company’s knowledge, valid, subsisting and enforceable; (iii) the Group Companies own or have a valid, enforceable and sufficient right and license to use any and all Owned Intellectual Property and Licensed Intellectual Property used or held for use in, or necessary for, the conduct of their respective businesses as currently conducted; and (iv) there exist no restrictions on any Group Company’s disclosure, use, license or transfer of the Owned Intellectual Property.

(c) During the six year period prior to the date of this Agreement, no Group Company has received any written notice of infringement, misappropriation or other violation from any third party with respect to any Intellectual Property of any other Person, nor are there any claims pending or, to the Company’s knowledge, threatened against any Group Company contesting any Group Company’s use or ownership of any Intellectual

Property or challenging the validity or effectiveness of any Owned Intellectual Property. No Group Company is infringing, misappropriating or otherwise violating, or has in the last six years infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person. To the Company’s knowledge, no Person is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in any material respect.

(d) To the Company’s knowledge, no employee, officer or director of any Group Company (i) holds any right, title or interest in any Owned Intellectual Property (including the Intellectual Property listed on the Intellectual Property Schedule) or (ii) has misappropriated any trade secrets or other proprietary or confidential information of any Group Company. Each Group Company takes commercially reasonable steps to maintain the confidentiality of its material trade secrets.

(e) To the Company’s knowledge, no material Software owned (or purported to be owned) by any Group Company contains, is derived from, or is distributed, integrated or bundled with, Open Source Software in a manner that requires the disclosure or distribution of such owned software in source code form or at no cost.

(f) During the six year period prior to the date of this Agreement, the Group Companies have complied in all material respects in accordance with (i) all published applicable Laws relating to privacy, data security, data protection, security breach notification and the collection, storage and use of personally identifiable information and user information that are binding on the relevant Group Company, (ii) all public-facing privacy policies of the applicable Group Company and (iii) all restrictions and requirements with respect to the foregoing contained in any contractual obligation to which any Group Company is bound. As of the date hereof, no written claims have been asserted or, to the Company’s knowledge, threatened against any Group Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such applicable Laws, contractual obligations, or the public-facing policies established by any Group Company from time to time relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of their respective operations. There have been no material incidents of data security breaches, unauthorized access or unauthorized use of any Group Company’s networks or systems (or any information or transactions stored or contained therein or transmitted thereby) in the past six years from the date of this Agreement.

(g) The IT Assets operate and perform in a manner that permits each Group Company to conduct their respective businesses as currently conducted in all material respects. Each Group Company takes commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The IT Assets have not suffered any material malfunction within the past year, except as would otherwise be expected in the ordinary course for such IT Assets. Each Group Company has implemented commercially reasonable data backup and disaster recovery plans for the IT Assets.

(h) No Group Company has granted any current or contingent right, license or interest in or to the source code of any Group Company products, and since the source code of such products was developed, no Group Company has provided or disclosed the source code of any such products to any Person, other than its employees and third party contractors involved in the development, maintenance or support of such products. To the Company’s knowledge, the Group Companies’ products do not contain any “viruses”, “worms”, “time bombs”, “trojan horses”, “key-locks”, malware, ransomware or any other devices intentionally created that are designed to disrupt or interfere with the operation of such products or equipment upon which such products operate, or the integrity of the data, information or signals such products produce in a manner adverse to any Group Company or any customer, licensee or recipient.

(i) No Group Company has, in any material respect, violated or breached, or committed any default under, any Material IP Contract. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any Material IP Contract. No event has occurred and is continuing through any Group Company’s actions or inactions that will result in a material violation or breach of any of the provisions of any Material IP Contract.

5.13 Litigation. Except as set forth on the Litigation Schedule, there is no, and in the past three years, there have been no, material Actions pending, at Law or in equity, or before or by any Governmental Body, or, to the knowledge of the Company, threatened in writing against any Group Company or their respective properties, assets or business. Except as set forth on Litigation Schedule, no Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any Governmental Body (“Order”).

5.14 Governmental Consents, Etc. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other applicable Laws relating to antitrust, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such actions or filings that the failure to take or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole and (iv) as set forth on the Governmental Consents Schedule, (a) the Company is not required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or authorization of any Governmental Body is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby, other than to the extent such a consent, approval or authorization of any Governmental Body may be required solely in such Governmental Body’s capacity as a customer of the Group Companies under a contract entered into by such Governmental Body and the Group Companies in the Ordinary Course of Business.

5.15 Employee Benefit Plans.

(a) The Employee Benefits Schedule sets forth a complete and accurate list of each material Company Plan as of the date of this Agreement. With respect to each material Company Plan, the Company has provided or made available to the Purchaser or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan (along with any amendments thereto) and trust documents and the most recent summary plan description, (ii) the most recent summary plan description or prospectus, if any, (iii) the most recent annual report (Form 5500 series), (iv) the most recent financial statements, (v) any non-routine correspondence relating thereto received from or provided to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body in the last three years from the date of this Agreement, and (vi) the most recent determination or opinion letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code.

(b) None of the Group Companies sponsors, maintains or contributes to (or has an obligation to contribute to or has, at any time during the six (6) years prior to the date hereof, had an obligation to contribute to), or has or is reasonably expected to have any Liability (including on account of an ERISA Affiliate) under or with respect to (i) a Multiemployer Plan, (ii) a plan that is or was subject to Section 412 of the Code or Title IV of ERISA or is otherwise a defined benefit pension plan or arrangement, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) No Company Plan provides or promises, and no Group Company has any obligation to provide, and none of the Group Companies have any Liability for, health or other welfare benefits to current or future former employees or owners or other service providers of the Group Companies following retirement or other termination of service other than health continuation coverage pursuant to COBRA for which the covered Person pays the full cost of coverage. No Group Company has any Liability by reason of being considered a single employer under Section 414 of the Code with any other Person.

(d) Except as set forth on the Employee Benefits Schedule, each Company Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Group Companies can rely and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualification of any such Company Plan.

(e) No Liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by the Group Companies.

(f) Each Company Plan has been administered in all material respects in accordance with its terms and applicable Law. With respect to each Company Plan, all contributions, distributions, reimbursements, expenses and premium payments that are due have been timely made. No action, suit, claim, proceeding, audit, hearing or investigation with respect to any Company Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened.

(g) The Group Companies have not engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law, including any material Liability in respect of any non-exempt prohibited transaction.

(h) Each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all material respects, in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service, in all material respects. None of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code. None of the Group Companies is a party to any agreement, contract, arrangement or plan that would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state or local Tax law) as a result of the transactions contemplated by this Agreement, disregarding for purposes of this sentence any Purchaser Arrangements.

(i) Except as set forth on the Employee Benefits Schedule and, in each case, included in the calculation of Transaction Expenses, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event), directly or indirectly: (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment, compensation or benefit to any current of former employee, officer, director or independent contractor of the Group Companies under any Company Plan or otherwise; (ii) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any current or former employee, officer, director or independent contractor of the Group Companies under any Company Plan or otherwise; (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Plan; or (iv) limit or restrict the right of any Group Company or, after the Closing, the Purchaser, to merge, amend or terminate any Company Plan.

5.16 Insurance. All of the insurance policies of the Group Companies are in full force and effect, and no Group Company is in material default with respect to its obligations under any of such insurance policies.

5.17 Compliance with Laws. Each of the Group Companies is, and for the past three years has been, in compliance with all applicable Laws of applicable Governmental Entities, in each case, in all material respects. All approvals, filings, permits and licenses of Governmental Entities (collectively, “Permits”) required to conduct, and material to, the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and are being complied with in all material respects.

5.18 Environmental Matters.

(a) Except as set forth on the Environmental Matters Schedule, the Company is, and for the past three years has been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental licenses or other authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) in all material respects.

(b) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against the Company.

(c) The Company has not assumed, provided an indemnity with respect to or otherwise become subject to any material Liabilities of any other Person under any Environmental Laws; and

(d) The Company has not manufactured, transported, treated, managed, handled, disposed of, arranged for the disposal of, distributed, exposed any Person to, or Released, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case as would give rise to a material Liabilities under Environmental Laws.

(e) The Company has delivered or otherwise made available for inspection to the Purchaser complete and correct copies of material environmental studies, audits, assessments, memoranda, investigations and all other documents regarding the Company’s compliance with all applicable Environmental Laws, in each case that are in the possession or control that are in the possession of the Company.

5.19 International Trade and Anti-Corruption.

(a) None of the Group Companies nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of any of the Group Companies, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(b) None of the Group Companies nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative while acting on behalf of any of the Group Companies, has at any time (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws; or (ii) otherwise been in violation of Anti-Corruption Laws..

(c) During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of any of the Group Companies, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal or external investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

5.20 Affiliated Transactions. Except as set forth on Affiliate Transactions Schedule, no officer, member of the board of directors or managers (or equivalent governing body) or Affiliate of any Group Company or any individual in such officer’s, director’s or manager’s immediate family (a) has any interest in any material Asset owned or leased by any of the Companies or (b) is a party to any Contract or transaction with any Group Company or has any interest in any property used by any Group Company, in each case, other than (w) payments made to, and other compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business on an arms’-length basis, (x) rights to indemnification, exculpation and advancement of expenses pursuant to the Companies’ organizational documents and/or written agreements, (y) ownership of equity interests of the Company and (z) any right to payments to the extent the same will be taken into account in the determination of the amount of Transaction Expenses and that reduce the Merger Consideration and/or the Direct Sale Consideration.

5.21 Employees.

(a) Each Group Company is, and has been for the past three years, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor relations, immigration and work authorization, health and safety, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, civil rights, overtime, the payment of social security and similar Taxes, employee classification, workers’ compensation, unemployment insurance and wage and hour matters.

(b) No Group Company is a party to or bound by any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union organizing activities involving the employees of any Group Company to authorize representation by any labor organization nor has there been any such activities in the past three years.

(c) There are no, and for the past three years there have been no, strikes, work stoppages, slowdowns, lockouts, walkouts, unfair labor practice charges or complaints or other material labor disputes, arbitrations or grievances pending or threatened against or, to the knowledge of the Company, involving any employees of the Group Companies or the Group Companies.

(d) Each Group Company has paid in all material respects all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance, and other compensation that has come due and payable to its current and former employees. Except as would not result in material liability to the Group Companies, each individual who has provided services to any Group Company within the past three years and who was classified and treated as an independent contractor or consultant was properly classified and treated as such for purposes of applicable Law.

(e) No Group Company has implemented any plant closing or layoff of employees that would trigger notice obligations under the WARN Act, nor are any such actions currently planned, contemplated, or announced.

(f) In the past three years, no Group Company has received any written or, to the knowledge of the Company, oral communication of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting any Group Company and no such investigation is in progress.

(g) In the past three years, no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any of the Group Companies or any current or former officer, director or supervisory-level employee thereof through the Company’s Human Resources department or other prescribed reporting procedure or otherwise to the knowledge of the Company, and none of the Group Companies nor, to the knowledge of the Company, any current or former employee, officer or director thereof has entered into any settlement agreement related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) by any such Person in respect of any Group Company.

5.22 Brokerage. Except for fees and expenses of Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company for which the Purchaser or the Surviving Company would be liable following the Closing.

5.23 Vote Required. The Unitholder Approval is the only vote of any class or series of Company Units required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

5.24 Customers and Suppliers. The Customers and Suppliers Schedule sets forth a list of the Group Companies’ top fifteen (15) customers and top twenty (20) suppliers (for any such period, “Specified Customers” and “Specified Suppliers,” respectively) for each of the fiscal year ended December 31, 2021, the fiscal year ended December 31, 2020 and the seven-month period ended July 31, 2022 (determined on a consolidated basis based on, in the case of customers, the amount of billings by the Group Companies and, in the case of suppliers, the dollar amount of payments made by the Group Companies). Except as set forth on the Customers and Suppliers Schedule, since December 31, 2021 through the date of this Agreement, the Company has not received written notice regarding an actual or threatened termination, cancellation or substantial reduction of the business relationship between the Company and its Subsidiaries, on the one hand, and any customer or group of customers or any supplier or group of suppliers listed the Customers and Suppliers Schedule, on the other hand and, to the knowledge of the Company, no such termination, cancellation, or substantial reduction is threatened by any such customers or suppliers as of the date hereof.

5.25 The Blockers.

(a) Blocker Organization and Power. Each Blocker is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, incorporation, or formation, with full power and authority to own and operate its properties and to carry on its businesses as now conducted. Each Blocker is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify; except where the failure to be so qualified would not constitute a Material Adverse Change.

(b) Blocker Capitalization.

(i) Except for the Blocker Equity, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of any Blocker, or contracts, commitments, understandings or arrangements, by which a Blocker is or may become bound to issue additional Blocker Equity or other equity interests of such Blocker or options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Blocker Equity or other equity interests of such Blocker.

(ii) There are no securities or rights of any Blocker, or contracts, commitments, understandings or arrangements by which any Blocker is bound obligating such Blocker to redeem or otherwise acquire any equity interests of such Blocker. No Blocker has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with such respective Blocker Seller on any matter. There are no voting trusts or other agreements or understandings to which any Blocker is a party with respect to the voting of the equity interests of such Blocker.

(c) Blocker Operations; No Liabilities or Obligations. Except as set forth on the Blocker Operations Schedule, since the date of its formation, no Blocker has carried on any business or conducted any operations other than acquiring and holding ownership (directly or indirectly) in the Company and operations and transactions related thereto. Except as set forth on the Blocker Operations Schedule, no Blocker has, nor has it ever had, any employees or independent contractors.

(d) Blocker Litigation. There is no, nor has there have ever been, any Actions at Law or in equity, or before or by any Governmental Body, or, to the knowledge of the Company, threatened in writing against any Blocker or their respective assets or business. No Blocker is subject to any Order.

(e) Blocker Tax Matters. Except as set forth on the Blocker Taxes Schedule: (i) each Blocker has timely filed all material Tax Returns which are required to be filed by it, all such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance in all material respects with all applicable Laws and all material Taxes due and payable by such Blocker (whether or not shown or required to be shown on any Tax Return) have been fully paid or properly accrued in accordance with GAAP; (ii) no Blocker has agreed to any waiver of any statute of limitations in respect of Taxes or consented to extend the time in which any material Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (iii) there are no currently ongoing Tax audits by any taxing authority of any Governmental Body against any Blocker; (iv) there are no Liens on any assets of the Blockers with respect to Taxes other than Permitted Liens; (v) each Blocker is, and at all times since its formation has been, treated as a corporation for U.S. federal, state and local income Tax purposes; (vi) no Blocker is, or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; (vii) no Blocker has participated in or been a party to any “listed transaction,” as defined under Treasury Regulations Section 1.6011-4(b)(2); (viii) no Blocker has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and (ix) no Blocker (A) has been a member of an affiliated, combined, consolidated, or unitary group for Tax Purposes filing a combined, consolidated, or unitary Tax Return, (B) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), or (C) is party to or bound by any Tax sharing or similar agreement.

5.26 No Other Representations or Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties expressly made by the Company in this Article V and the Blockers in Article VI, no Group Company or Affiliate thereof nor any other Person makes any representation or warranty with respect to the group companies or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser, the Merger Sub or any of their respective Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing, except for the representations and warranties expressly made by the Company in this Article V and the Blockers in Article VI, all other representations and warranties, whether express or implied, are expressly disclaimed by the Company and the Blockers.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS

Each Blocker Seller (on its own behalf and not with respect to any other Blocker Seller) and Blocker (including, for the avoidance of doubt, in connection with the Pre-Closing Restructuring specified in Section 11.03 and redemption specified in Section 2.01), represents and warrants to the Purchaser, the Merger Sub and the Blocker Purchaser that the statements in this Article VI are true and correct, as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedules.

6.01 Organization and Power. Each such Blocker Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, incorporation, or formation, with full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Blocker Seller in connection with the transactions contemplated by this Agreement (the ”Blocker Seller Documents”). Each Blocker Seller is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Change. Each Blocker Seller is not in default under or in violation of any provision of its Organizational Documents. This Agreement and each of the Blocker Seller Documents constitutes a legal, valid and binding obligation of such Blocker Seller enforceable against such Blocker Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

6.02 Authorization. The execution and delivery of this Agreement and each of the Blocker Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action of such Blocker Seller.

6.03 No Violation. Each such Blocker Seller is not subject to or obligated under its registration statement or its operating agreement, any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Blocker Seller’s execution, delivery or performance of this Agreement and the Blocker Seller Documents.

6.04 Ownership of the Blocker Equity. Each such Blocker Seller owns, of record and beneficially, all of its respective Blocker Equity, free and clear of all Liens (other than Liens arising under applicable securities Laws).

6.05 Litigation. There are no Actions at Law or in equity, or before or by any Governmental Body, or, to the knowledge of such Blocker Seller, threatened in writing, that would prevent, impair or delays or would reasonably be expected to prevent, impair or delay, the consummation of the Transaction.

6.06 Brokerage. Except for fees and expenses of Persons listed on the Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of any Blocker Seller for which the Purchaser or the Surviving Company would be liable following the Closing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER,

THE MERGER SUB, THE BLOCKER PURCHASER AND THE PARENT

The Purchaser, the Merger Sub, the Blocker Purchaser and the Parent represent and warrant to the Sellers, the Company and the Representative that the statements in this Article VII are true and correct, as of the date hereof and as of the Closing Date.

7.01 Organization and Corporate Power. Each of the Purchaser and the Blocker Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by it in connection with the transactions contemplated by this Agreement (the ”Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a limited liability company duly organized, validly existing, and in good standing and active status under the Laws of the State of Delaware, with full limited liability company power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the ”Merger Sub Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Parent is a corporation duly organized, validly existing, and in good standing and active status under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Merger Sub in connection with the transactions contemplated by this Agreement (the ”Parent Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Merger Sub is a wholly-owned direct Subsidiary of the Purchaser.

7.02 Authorization. The execution, delivery and performance of this Agreement and each of the Purchaser Documents, the Merger Sub Documents or the Parent Documents (as applicable) by the Purchaser, the Merger Sub, the Blocker Purchaser and the Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited liability company or corporate action, and no other limited liability company or corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Purchaser Documents, the Merger Sub Documents or the Parent Documents (as applicable) will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Purchaser and the Merger Sub (as applicable), and assuming that each of this Agreement, the Purchaser Documents and the Merger Sub Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Purchaser Documents or the Merger

Sub Documents (as applicable) when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

7.03 No Violation. None of the Purchaser, the Merger Sub or the Blocker Purchaser is subject to or obligated under its certificate of incorporation or its bylaws (or equivalent governing documents), any applicable Law, or rule or regulation of any Governmental Body, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s, the Merger Sub’s or the Blocker Purchaser’s execution, delivery or performance of this Agreement and the Purchaser Documents or the Merger Sub Documents (as applicable).

7.04 Governmental Bodies; Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the requirements under the HSR Act or any Other Antitrust Regulations set forth on the Purchaser Consents Schedule, none of Parent, the Purchaser, the Merger Sub or the Blocker Purchaser is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent, the Purchaser, the Merger Sub or the Blocker Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

7.05 Litigation. There are no actions, suits or proceedings pending or, to Parent’s, the Purchaser’s, the Merger Sub’s or the Blocker Purchaser’s knowledge, overtly threatened against or affecting Parent, the Purchaser, the Merger Sub the Blocker Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect the Purchaser’s, the Merger Sub’s or the Blocker Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

7.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser, the Merger Sub or the Blocker Purchaser.

7.07 Investment Representation. The Purchaser is acquiring the Company Units and the Blocker Purchaser is acquiring the Blocker Shares and Direct Seller Units for their own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws. Each of the Purchaser, the Merger Sub and the Blocker Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

7.08 Sufficient Funds. The Purchaser and the Blocker Purchaser have, and will have on the Closing Date, sufficient immediately available funds and/or access to sufficient funds to consummate the transactions contemplated hereby, including to pay the Closing Cash Proceeds and all fees and expenses of the Purchaser and the Blocker Purchaser related to the transactions contemplated by this Agreement and the Purchaser Documents, and to satisfy all other payment obligations of the Purchaser and the Blocker Purchaser contemplated herein and therein. None of the Purchaser, the Blocker Purchaser or the Parent knows of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.

7.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming (i) the satisfaction of the conditions to the Purchaser’s and the Merger Sub’s obligations to consummate the Closing, and (ii) that the representations and warranties of the Company and Blocker Sellers contained in this Agreement are true and correct in all material respects and after giving effect to the Transaction, the Surviving Company and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

ARTICLE VIII

COVENANTS OF THE COMPANY

8.01 Conduct of the Business.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, in connection with the Pre-Closing Restructuring in accordance with Section 11.03), as set forth on the Covenants Exceptions Schedule, otherwise addressed by Section 8.01(b) or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and the Company shall cause each of its Subsidiaries to, and the Blocker Sellers shall cause the Blockers to use their respective commercially reasonable efforts to (i) preserve intact their respective present business organizations, (ii) maintain in effect all material federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) maintain reasonably satisfactory relationships with their respective officers and senior executives, (iv) maintain reasonably satisfactory relationships with their respective customers, lenders, suppliers and others having material business relationships with them, and (v) manage their respective working capital (including the timing of collection of accounts receivable and payment of accounts payable) and the amount of deferred revenues in the Ordinary Course of Business and continue to make capital expenditures consistent with the Company’s business plan and budget provided to Purchaser prior to the date hereof.

(b) From the date hereof until the Effective Time or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, in connection with the Pre-Closing Restructuring in accordance with Section 11.03), as set forth on the Covenants Exceptions Schedule or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and the Company shall cause each of its Subsidiaries to, and the Blocker Sellers shall cause the Blockers to:

(i) not (A) amend or propose to amend the respective certificates of incorporation or formation or bylaws, limited liability company agreement or other organizational documents of any Blocker, the Company or any of the Company’s Subsidiaries in any manner or (B) split, combine or reclassify the capital stock, units or other equity interests of any Blocker, the Company or any of the Company’s Subsidiaries;

(ii) not issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares of capital stock, units or other equity interests of any Blocker, the Company or any of the Company’s Subsidiaries or issue any shares of capital stock, units or other equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock, units or other equity interests of any Blocker, the Company or any of the Company’s Subsidiaries (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation or similar rights;

(iii) not redeem, purchase or otherwise acquire any outstanding shares of capital stock, units or other equity interests of any Blocker, the Company or any of the Company’s Subsidiaries or declare or pay any non-cash dividend or make any other non-cash distribution to any Person other than the Company or one (1) or more of its Subsidiaries on or prior to the Closing Date or allow the Company to declare or pay any cash dividend on or after the Measurement Time;

(iv) other than as required by any Company Plan as in effect on the date of this Agreement and made available to the Purchaser, or as required by applicable Law, not (A) increase the annual base salary or annual compensation payable to any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries; (B) increase the coverage, compensation or benefits available under any Company Plan or take any action to accelerate the vesting or payments of amounts or benefits available under any Company Plan; (C) grant any bonus, equity award or other payments to any employee, officer, director or individual independent contractor (provided that bonus awards payable in the Ordinary Course of Business pursuant to Company Plans in effect on the date of this Agreement and made available to the Purchaser shall not be prohibited by this clause (iv)); (D) materially amend, adopt, establish or terminate any Company Plan (or any arrangement that would constitute a Company Plan, if adopted), except with respect to the annual renewal of any Company Plan done in the Ordinary Course of Business for which there is no material increase in Liability; (E) terminate the employment of any employee in the position of vice president or above, other than for cause; (F) hire or engage any employee, officer, director or individual independent contractor with total target annual cash compensation greater than $250,000; (G) enter into, adopt, amend or terminate any collective bargaining agreement or other labor arrangement with any labor organization or other authorized employee bargaining representative; or (H) implement any employee layoffs that would trigger notice under the WARN Act;

(v) not sell, assign, lease, sublease, license, sublicense, transfer, or otherwise dispose of, abandon, permit to lapse, fail to take any action necessary to avoid the abandonment or lapse of, or create or incur any Lien (other than Permitted Liens) on any material property or material assets owned by the Company or any of its Subsidiaries (including any material Owned Intellectual Property except in the Ordinary Course of Business), except for (A) the sale, lease, licensing, transfer or disposition of inventory or obsolete machinery, equipment or other assets (other than Intellectual Property) in the Ordinary Course of Business, (B) as to the Leased Real Property, the exercise of the Company’s or any of its Subsidiaries’ rights and remedies under any Lease, in the Ordinary Course of Business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Leased Real Property, (C) the expiration of Owned Intellectual Property in accordance with its statutory terms, or (D) the non-exclusive licensing or sublicensing of Intellectual Property;

(vi) except for amendments in the Ordinary Course of Business, not amend or terminate, or waive any rights or obligations under (except for a termination resulting from the expiration of a contract in accordance with its terms), any Contract listed on the Contracts Schedule;

(vii) not acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii) not make any change in any method of financial accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(ix) not accelerate the collection of accounts receivable or otherwise manage their respective working capital or incurrence of deferred revenue, other than in the Ordinary Course of Business;

(x) commence, pay, discharge, settle, release, waive or compromise any pending or threatened material Liability, other than any such payments, settlements or waivers involving payments not in excess of $200,000 individually and which amounts are paid by the Company Group prior to Closing;

(xi) not (A) make, change or revoke any material Tax election; change any material method of accounting for Tax purposes; (B) settle any claim or assessment in respect of material Taxes; (C) surrender any right to claim a material refund of Taxes; (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; (E) file any amended Tax Return; or (F) enter into any closing agreement in respect of any material Taxes;

(xii) not make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions (x) by the Company or any of its Subsidiaries (A) to any Subsidiary of the Company, (B) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the Ordinary Course of Business or (C) in the Ordinary Course of Business to any customer, distributor, licensor, supplier or other Person with which the Company or any of its Subsidiaries has significant business relations or (y) between any of the Blocker Sellers and the applicable Blocker; and

(xiii) not authorize, or commit or agree to take any action described in this Section 8.01(b).

(c) (i) Nothing in Section 8.01(a) shall prevent the Blocker Sellers, the Blockers, the Company or any of the Company’s Subsidiaries from taking or failing to take any action (including the establishment of any policy, procedure or protocol) in response to COVID-19 or any COVID-19 Measure pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Body that would otherwise violate or breach Section 8.01(a), potentially be deemed to constitute an action taken outside of the Ordinary Course of Business, (ii) no consent of the Purchaser shall be required with respect to any matter (A) to the extent that the requirement of such consent would violate applicable Law, or (B) such action is taken, or omitted to be taken, by the Blocker Sellers, the Blockers, the Company or the Company’s Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Body requiring business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, COVID-19 or any other pandemic, epidemic or disease outbreak or any escalation or worsening thereof; or worsening, (iii)subject to Section 11.03, nothing shall prevent the Company, the Blockers or the Blocker Sellers from engaging in the transactions necessary to consummate the Pre-Closing Restructuring; provided, however, (x) in the case of clause (i) and (ii), the Blocker Sellers, the Company or the Company’s Subsidiaries shall give the Purchaser and the Merger Sub prior written notice of any such act outside of the Ordinary Course of Business to the extent reasonably practicable and legally permissible, which notice shall describe in reasonable detail the act and the reason(s) that and such act is being taken and, in the event that it is not reasonably practicable for the prior written notice to be provided, such written notice shall be provided promptly after such act.

8.02 Access to Books and Records. From the date hereof until the Closing Date or the earlier termination of this Agreement, the Company, consistent with applicable Law, shall provide the Purchaser and its authorized representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire of the affairs of the Company and its Subsidiaries (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries; provided, further, that all requests for access shall be directed to Piper Sandler (as representatives for the Company) or such other person(s) as they may designate from time to time (each such person, an “Authorized Representative”); and provided, further, that such access shall not extend to any (i) environmental sampling or testing or invasive or subsurface investigation, (ii) trade secrets or other competitively sensitive information or (iii) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege). None of the Company, any of the Sellers or the Representative makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 8.02, and none of the Purchaser, the Merger Sub or the Blocker Purchaser may rely on the accuracy of any such information, in each case, other than to the extent expressly provided in the representations and warranties of the Company or the Blocker Sellers expressly and specifically set forth in Article V or Article VI, respectively, as qualified by the Disclosure Schedules. The information provided pursuant to this Section 8.02 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement.

8.03 Efforts. Subject to Section 11.02, the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing set forth in Section 4.01 (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing but subject to Section 11.02, the Company shall use commercially reasonable efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to the Company required for the consummation of the transactions contemplated herein, reasonably coordinate and cooperate with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with all of the foregoing and supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and take all actions necessary to obtain all required clearances.

8.04 Exclusive Dealing. During the period from the execution of this Agreement by the parties hereto through the Closing or the earlier termination of this Agreement pursuant to Section 10.01, neither the Sellers nor the Company shall take any action to initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Purchaser and its Affiliates and representatives) concerning any purchase of the Company Units or any merger, sale of substantial assets or similar transaction involving the Company or any of its Subsidiaries (other than assets and services sold in the Ordinary Course of Business).

8.05 Blocker Equity. Except as otherwise expressly contemplated by the Pre-Closing Restructuring in accordance with Section 11.03, none of the Company, any of its Subsidiaries, the Blocker Sellers or the Blockers shall issue or transfer any Company Units, or take any other action, that would result in an increase in the portion of the equity in the Company owned by the Blockers or any other entity taxed as a corporation for U.S. federal income tax purposes as of the date of such transfer or the Closing Date.

8.06 Termination of Certain Agreements. Prior to the Closing, the Blockers, the Company and each of its Subsidiaries (on its own behalf and on behalf of its Affiliates) will terminate effective as of the Closing any Contract, arrangement, or account between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of any Seller, on the other hand. Such Contracts, arrangements and accounts will be of no further force or effect, and none of the Blockers, the Company or any of its Subsidiaries shall have any Liability thereunder or with respect thereto, from and after the Closing, in all cases excluding (i) those Contracts, arrangements or accounts set forth on the Affiliated Transactions Schedule marked with an asterisk (*), (ii) any employment, severance, indemnification or other similar arrangements with directors, officers or employees of the Company or any of its Subsidiaries, (iii) compensation for services performed as director, officer or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business, (iv) any of the Transaction Documents and (v) commercial agreements and arrangements entered into with portfolio company Affiliates of any Seller in the Ordinary Course of Business on arm’s length terms.

8.07 Section 280G. Following the execution of this Agreement and prior to the Closing, the Company shall (a) use commercially reasonable efforts to obtain a waiver, from each Person who is reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) with respect to any Group Company or any Blocker (each such Person, a “Disqualified Individual”), of that portion of such Disqualified Individual’s payments or benefits that would result in such Disqualified Individual’s receipt of any “excess parachute payment” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) (collectively, “Excess Parachute Payments”), absent such waiver, and (b) solicit a stockholder vote, pursuant to and in accordance with Section 280G(b)(5)(B) and Treasury Regulation Section 1.280G-1, Q&A-7, (such approval, the “280G Approval”), with respect to any such waivers received, of the Excess Parachute Payments subject to such waivers, such that, if such payments and benefits are approved pursuant to the 280G Approval, such payments and benefits shall not be deemed to be Excess Parachute Payments. Prior to the Closing, the Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser that the 280G Approval was solicited in conformance with Section 280G of the Code and the Treasury Regulations promulgated thereunder, and that either (i) the requisite 280G Approval was obtained, or (ii) that the 280G Approval was not obtained, and, as a consequence, such Excess Parachute Payments shall not be made or provided, pursuant to the waivers of the Excess Parachute Payments that were executed by the Disqualified Individuals. The Company shall prepare all documents in connection with this Section 8.07, including the parachute payment calculations prepared by the Company and any amendment or supplement thereto (the “280G Documents”), and deliver the 280G Documents to the Purchaser within five (5) days prior to the Closing Date. The Purchaser and its counsel shall be given at least three (3) Business Days to review and comment on the 280G Documents before such materials are submitted for 280G Approval, and the Company shall consider in good faith all comments of the Company and its counsel in connection therewith. Notwithstanding the foregoing, to the extent that any Contract, agreement, arrangement or plan is entered into by or at the direction of Purchaser, the Surviving Company or any of their Affiliates and a Disqualified Individual prior to the Closing Date (the “Purchaser Arrangements”), the Purchaser shall provide a copy of such Contract, agreement, arrangement or plan to the Company at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could constitute a “parachute payment” under Section 280G of the Code; provided that the Company’s failure to include any Purchaser Arrangements in the stockholder voting materials described herein that the Purchaser fails to provide to the Company at least ten (10) days before the Closing Date, or because the Purchaser provides materially incomplete or materially incorrect information, will not result in a breach of the covenants set forth in this Section 8.07.

8.08 401(k) Plan. Effective no later than the day immediately preceding the Closing Date but contingent on the occurrence of the Closing, the Group Companies shall cause to be adopted resolutions terminating each plan intended to include an arrangement Section 401(k) of the Code (each, a “401(k) Plan”) and shall provide the Purchaser with copies of such adopted resolutions no later than one Business Day prior to the Closing Date. As soon as reasonably practicable after the Closing (and after all required testing has been performed and corrective contributions and distributions, if any, have been made), but in no event later than the one-year anniversary of the Closing Date, the Purchaser shall, and shall cause the Surviving Company and the applicable Subsidiaries to, take all actions necessary to wind up each 401(k) Plan that is so terminated. If any amounts accrued under any 401(k) Plan are withheld from such 401(k) Plan participants’ paychecks three Business Days or less prior to the Closing Date, and if such amounts are not remitted to such 401(k) Plan by the Company or the applicable Subsidiary prior to the Closing, the Purchaser shall cause the Surviving Corporation or the applicable Subsidiary to remit such amounts to such 401(k) Plan. The Purchaser shall (i) permit each employee who was a participant in or eligible to participate in any 401(k) Plan prior to the Closing to immediately following the Closing be eligible to participate in a tax-qualified defined contribution retirement plan established or designated by the Purchaser (the “Purchaser 401(k) Plan”); provided, that such employee meets the eligibility criteria of the Purchaser 401(k) Plan, (provided that for this purpose the Purchaser shall credit or cause to be credited for eligibility to participate and vesting purposes in the Purchaser 401(k) Plan all service with the Group Companies credited under the 401(k) Plan), and (ii) take any and all actions as may be required to permit each employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, and including plan loans) to the Purchaser 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributed to such employee from any 401(k) Plan (including plan loans).

ARTICLE IX

COVENANTS OF THE PURCHASER AND THE BLOCKER PURCHASER

9.01 Access to Books and Records. From and after the Closing, each of the Purchaser and the Blocker Purchaser shall, and shall cause each of the Blockers, the Surviving Company and its Subsidiaries to, provide the Sellers and the Representative and their respective agents and advisors with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Blockers, the Surviving Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of each of the Purchaser, the Blocker Purchaser, the Blockers, the Surviving Company and its Subsidiaries, and each of their respective Affiliates for purposes of complying with any applicable tax, financial reporting or regulatory requirements or any other reasonable business purpose; provided, that such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, is permissible under applicable Law (after taking into account any applicable COVID-19 Measures) and does not jeopardize the health and safety of any employee of the Blockers, the Surviving Company or its Subsidiaries. None of the Purchaser, the Merger Sub and the Blocker Purchaser makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.01, and none of the Company, its Subsidiaries and the Sellers may rely on the accuracy of any such information, in each case, other than to the extent expressly provided in the representations and warranties of the Purchaser, the Merger Sub or the Blocker Purchaser expressly and specifically set forth in Article VII. Unless otherwise consented to in writing by the Representative, none of the Purchaser, the Blocker Purchaser, the Blockers, the Surviving Company and its Subsidiaries shall, for a period of seven (7) years following the Closing Date, use commercially reasonable efforts not to destroy, alter or otherwise dispose of any of the books and records of the Blockers and the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof which the Purchaser, the Blocker Purchaser, the Blockers, the Surviving Company or any of its Subsidiaries may intend to destroy, alter or dispose of.

9.02 Director, Manager and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, the Company shall, purchase from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’, managers’ and officers’ liability insurance a prepaid insurance policy (i.e., “tail coverage”) which provide “ directors and officers” insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Blockers, the Company or any of its Subsidiaries at or prior to the Effective Time on terms no less favorable (including with respect to policy limit(s) and scope) as the policy or policy(ies) maintained by the Blockers, the Company or any of the Company’s Subsidiaries immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”); provided, that in no event shall the aggregate cost for the D&O Tail Policies exceed three-hundred percent (300%) of each Blocker’s, the Company’s and the Company’s Subsidiaries’ most recent annual premium allocation.

(b) For a period of six (6) years after the Closing, each of the Purchaser and the Blocker Purchaser shall not, and shall not permit the Blockers, the Surviving Company or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Blocker’s, the Surviving Company’s or any of its Subsidiaries’ certificate or certificate of incorporation or formation, bylaws or limited liability company agreement (or equivalent governing documents) relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the parties hereto that the current and former officers, directors, managers and similar functionaries of the Blockers, the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. Each of the Purchaser and the Blocker Purchaser agrees and acknowledges that this Section 9.02 shall be binding on its successors and assigns.

(c) If the Blockers, the Surviving Company, its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Blockers, the Surviving Company and its Subsidiaries shall assume all of the obligations set forth in this Section 9.02.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Blockers, the Company or its Subsidiaries at or prior to the Effective Time or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 9.02 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 9.02 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 9.02 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 9.02 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director, manager or similar functionary of each of the Blockers, the Company and its Subsidiaries and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

9.03 Contact with Business Relations. Neither the Purchaser nor the Blocker Purchaser is authorized to and each shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee (in each case, other than an Authorized Representative), customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent and coordination of an Authorized Representative (not to be unreasonably delayed, conditioned or withheld) regarding the Transaction, the Company or any of its Subsidiaries.

9.04 Continuing Confidentiality. The Parent shall remain bound by that certain Non-Disclosure Agreement, dated as of June 30, 2022, with the Company (the ”Confidentiality Agreement”) and it shall be responsible for any breaches of the Confidentiality Agreement by any of its representatives of any provisions thereof applicable to such representations.

9.05 Payments to Certain Individuals. In order to ensure compliance with applicable Tax requirements, notwithstanding anything to the contrary herein, any payments that are compensation for services performed for Income Tax purposes and are made in connection with the Transaction to any individual employed by the Company or any of its Subsidiaries shall be made through the payroll processing system of the Surviving Company and its Subsidiaries.

9.06 Access and Investigation; Non-Reliance. Each of the Purchaser, the Merger Sub, the Blocker Purchaser and their respective representatives (a) have had access to and the opportunity to review all of the documents in the Project Franklin data room maintained by Donnelley Financials Solutions on behalf of the Company, and (b) has been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Blockers, the Company and its Subsidiaries for purposes of conducting a due diligence investigation with respect thereto. The Purchaser, the Merger Sub and the Blocker Purchaser and each of their respective Non-Recourse Parties have each conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blockers, the Company and each of its Subsidiaries, and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser, the Merger Sub and the Blocker Purchaser and each of their respective Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company and the Blocker Sellers expressly and specifically set forth in Article V and Article VI, respectively (together with any representations and warranties expressly and specifically made by the Unitholder in their respective Letters of Transmittal, the Support Agreement and Restrictive Covenant Agreements, as applicable), as qualified by the Disclosure Schedules, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Sellers, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser, the Merger Sub, the Blocker Purchaser or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Purchaser, the Merger Sub, the Blocker Purchaser or any of their respective Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the transactions contemplated hereby, each of the Purchaser, the Merger Sub and the Blocker Purchaser has been represented by, and adequately consulted with, legal counsel of their choice and each of the Purchaser, the Merger Sub, the Blocker Purchaser and such counsel has carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Purchaser, the Merger Sub and the Blocker Purchaser have knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 9.06, Section 11.01, Section 12.02 and Section 14.15.

9.07 Efforts. On the terms and subject to the conditions of this Agreement, but subject to Section 11.02 in all respects, each of the Purchaser, the Merger Sub and the Blocker Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the Closing (and refrain from taking any action that would reasonably be expected to have the effect of materially delaying, preventing or impeding the Closing). In furtherance of the foregoing but subject to Section 11.02 in all respects, the Purchaser, the Merger Sub and the Blocker Purchaser shall (a) use commercially reasonable efforts to make or cause to be made all filings and submissions under any Laws or regulations applicable to the Purchaser, the Merger Sub and the Blocker Purchaser required for the consummation of the transactions contemplated herein, (b) reasonably coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing and (c) supply promptly any additional information and documentary material that may be requested in connection with such filings, make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and take all actions necessary to obtain all required clearances.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows, and in no other manner:

(a) by mutual written consent of the Purchaser, the Merger Sub and the Blocker Purchaser, on the one hand, and the Company and the Representative, on the other hand;

(b) by the Purchaser, the Merger Sub and the Blocker Purchaser, on the one hand, or by the Company, on the other hand, by written notice to the other, upon the issuance by any Governmental Body of an order, decree or ruling or its taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non-appealable and which renders the condition set forth in Section 4.03(c) incapable of being satisfied; provided, that no termination may be made under this Section 10.01(b) if the issuance of such order, decree, ruling or such other action has been primarily caused by the action or inaction of the terminating party;

(c) by the Purchaser, the Merger Sub and the Blocker Purchaser, on the one hand, or by the Company, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before January 31, 2023 (the “Outside Date”); provided, however, that no termination may be made under this Section 10.01(c) if the failure to close shall have been caused by the action or inaction of the terminating party;

(d) by the Purchaser, the Merger Sub and the Blocker Purchaser, if none of the Purchaser, the Merger Sub and the Blocker Purchaser is then in material breach of this Agreement which would prevent satisfaction of their conditions to Closing hereunder (and has not been waived by the Company), by written notice to the Company, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty contained in Article V or Article VI shall be or have become untrue, in either case, such that any of the conditions set forth in Section 4.01(a), Section 4.01(b) or Section 4.01(c) would not be satisfied and such breach has not been cured by the Company within ten Business Days after receipt by the Company of written notice thereof by the Purchaser; or

(e) by the Company or the Representative, if the Company or the Representative, as applicable, is not then in material breach of this Agreement which would prevent satisfaction of the Company’s conditions to Closing hereunder (and has not been waived by the Purchaser), by written notice to the Purchaser, upon a breach of any covenant or agreement on the part of the Purchaser, the Merger Sub or the Blocker Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser, the Merger Sub and the Blocker Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 4.02(a) or Section 4.02(b) would not be satisfied and such breach has not been cured by the Purchaser, the Merger Sub or the Blocker Purchaser, as applicable, within ten Business Days after receipt by the Purchaser of written notice thereof by the Company.

10.02 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. Any party terminating this Agreement pursuant to Section 10.01 (other than Section 10.01(a)) must deliver prompt written notice thereof to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no further force and effect (other than Article I, Section 9.04, this Section 10.02 and Article XIV (other than Section 14.17, solely with respect to obtaining specific performance to cause the Closing to occur which shall survive the termination of this Agreement)) without any liability or obligation on the part of any party hereto, (i) other than liabilities and obligations under the Confidentiality Agreement and (ii) except that no such termination shall relieve any party hereto of any liability for damages resulting from any willful breach of this Agreement by such party. For purposes of clarification, the parties hereto agree that if the Purchaser and the Merger Sub do not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 4.01 and Section 4.03 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing, but subject to such conditions being reasonably capable of being satisfied), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by the Purchaser and the Merger Sub. In determining losses or damages recoverable upon termination by a party hereto for another party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party hereto, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of such party hereto.

ARTICLE XI

ADDITIONAL AGREEMENTS AND COVENANTS

11.01 Acknowledgement by the Purchaser and the Blocker Purchaser. The representations and warranties of the Company expressly and specifically set forth in Article V and of the Blocker Sellers expressly and specifically set forth in Article VI (together with any representations and warranties expressly and specifically made by the Unitholders in their respective Letters of Transmittal, the Support Agreement and Restrictive Covenant Agreements, as applicable), as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of any of the Company, the Sellers, the Representative or any of their respective Non-Recourse Parties as to any matter concerning the Blocker Sellers, the Company, any of its Subsidiaries or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Purchaser, the Merger Sub or the Blocker Purchaser or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Purchaser, the Merger Sub, the Blocker Purchaser or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements (including by omission) are hereby disclaimed by the Company, the Sellers, the Representative and each of their respective Non-Recourse Parties and (i) each of the Purchaser, the Blocker Purchaser and their Non-Recourse Parties has only relied, and will only rely, on the representations and warranties of the Company expressly and specifically set forth in Article V, the representations and warranties of the Blocker Sellers expressly and specifically set forth in Article VI and the representations and warranties expressly and specifically made by the Unitholders in their respective Letters of Transmittal and Restrictive Covenant Agreements, as applicable, (ii) each of the Purchaser, the Blocker Purchaser and their Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any other representations, warranties or statements (including by omission), and (iii) none of the Purchaser, the Merger Sub or the Blocker Purchaser or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements (including by omission) on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on public policy grounds, under any Law (including under securities Laws or the Racketeer Influence and Corrupt Organizations Act of 1970 (“RICO”)), on the basis of “unjust enrichment”, or otherwise). The Purchaser, the Merger Sub and the Blocker Purchaser are otherwise acquiring the Company, its Subsidiaries, its joint ventures and their respective businesses on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, the Purchaser, the Merger Sub and the Blocker Purchaser acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Purchaser, the Merger Sub and the Blocker Purchaser are familiar with such uncertainties, that the Purchaser, the Merger Sub, the Blocker Purchaser and their Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Purchaser, the Merger Sub and the Blocker Purchaser and their respective Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties of the Company made herein be imputed to, or deemed to have been made by, any other Person.

11.02 Antitrust Notification.

(a) The Company and the Purchaser shall file with the United States Federal Trade Commission or the United States Department of Justice, as applicable, as promptly as practicable, but in no event later than three Business Days following the execution and delivery of this Agreement, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. The Purchaser shall file with any other Governmental Body, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, any other filings (including any pre-notification draft), reports, information and documentation as may be required for the transactions contemplated hereby pursuant to any Other Antitrust Regulations. Each of the Company and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Regulations. Each of the Purchaser and the Company shall be responsible for fifty percent (50%) of all filing fees and local counsel fees payable in connection with the filings described in the first two sentences of this Section 11.02(a) (the “Filing Fees”). Neither the Purchaser, the Company, nor any of their respective Affiliates shall enter into any agreement with any Governmental Body or extend any waiting period under the HSR Act or any Other Antitrust Regulations without the consent of the other parties hereto (such consents shall not be unreasonably conditioned, delayed, or withheld).

(b) The Company and the Purchaser shall: (i) use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act or any Other Antitrust Regulations for the consummation of this Agreement and the transactions contemplated hereby; (ii) keep each other apprised of the status of any material communications with, and any material inquiries or requests for additional information from any Governmental Body; and (iii) comply promptly with any such material inquiry or request and supply to any Governmental Body without undue delay any additional information requested; provided that none of the Purchaser, the Blocker Purchaser or any of their Affiliates will be obligated to (and, without Purchaser’s prior written consent, neither the Company nor any of its Subsidiaries will) (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body in connection with the transactions contemplated hereby, to divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), with respect to, any of its, the Company’s, any of the Company’s Subsidiaries’ or any of their respective Affiliates’ businesses, assets or properties (or any portion thereof), (y) accept any condition, limitation, obligation, commitment or requirement or take any other action imposed or proposed by any Governmental Body that materially restricts or limits its, the Company’s, any of the Company’s Subsidiaries’ or any of their Affiliates’ freedom of action or operation of their respective businesses at such time or in the future (each of the foregoing actions described in clauses (x) and (y), a “Remedial Action”) or (z) contest, administratively (through the initiation, response or defense of a legal action) or in court, any Order or other action of any Governmental Body respecting the transactions contemplated by this Agreement. If requested by Purchaser, the Company shall, and shall cause any Subsidiary to, agree to or accept any Remedial Action, but only if the effectiveness of such Remedial Action is conditioned upon the Closing. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates not to, undertake or consummate any transaction that would reasonably be expected to prevent or delay the filings or approvals required under the HSR Act. In addition to the foregoing, subject to the terms and conditions of this Agreement, the Purchaser and the Merger Sub shall not (and shall cause their Affiliates not to) take any action that is intended to or would reasonably be expected to have the effect of preventing, impairing, materially delaying or otherwise adversely affecting (A) the consummation of the Merger, including (w) imposing any delay in the obtaining of, or materially increasing the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Body necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (x) increasing the risk of any Governmental Body entering an order prohibiting the consummation of the Merger, (y) increasing the risk of not being able to remove any such order on appeal or otherwise, or (z) delaying or preventing the consummation of the Merger or (B) the ability of such party to fully perform its obligations to this Agreement

(c) The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or any Other Antitrust Regulations at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Purchaser shall participate in any meeting or material discussion with any Governmental Body with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either the Purchaser or the Company, shall be limited to outside antitrust counsel only). The Company and the Purchaser shall each approve the content of any filings (as contemplated by Section 11.02(a)) other than any initial filing under the HSR Act, material communications, presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission, provided that such materials may be redacted to (A) remove references to commercially or competitively-sensitive information, and (B) address reasonable attorney-client privilege or confidentiality concerns.

11.03 Pre-Closing Restructuring. Prior to the Closing, the Company shall, or cause its Subsidiaries to, effect all transfers and shall take all such actions as are necessary so that the Pre-Closing Restructuring shall have been consummated prior to the Closing in accordance with the terms and subject to the conditions set forth in Exhibit A. The

Purchaser shall have the right to review (with sufficient time) all documents effecting the Pre-Closing Restructuring (and the Company shall consider any comments in good faith and make its advisors available to discuss any such comments or other concerns of Purchaser), which documents shall effect the Pre-Closing Restructuring as expressly described in Exhibit A. To the extent any documents effecting the Pre-Closing Restructuring are proposed not to be in accordance with Exhibit A in any respect, Purchaser’s approval shall be required (such approval not to be unreasonably withheld, conditioned or delayed).

11.04 Guarantee. The Parent hereby unconditionally and irrevocably guarantees to the Company the payment in full when due of any and all amounts payable by the Purchaser, the Blocker Purchaser or the Merger Sub under this Agreement (the “Guaranteed Obligations”). The liability of the Parent under the guarantee contemplated in this Section 11.04 (the “Guarantee”) will be coextensive with, but not in excess of, the liability of the Purchaser, the Merger Sub and the Blocker Purchaser to the Company under this Agreement. The Parent will be entitled to the benefit of all rights, defenses, counterclaims, rights of setoff, recoupment, limitations of liability and other protections to which the Purchaser, the Merger Sub and/or the Blocker Purchaser may be entitled with respect to any such liability, including all provisions of this Agreement relating to the resolution of disputes. The Guaranteed Obligations shall not be subject to release or discharge, in whole or in part and shall not be affected by (i) any change in corporate existence, structure or ownership of the Parent, the Purchaser, the Merger Sub, the Blocker Purchaser, the Company or any other Person, (ii) the adequacy of any other means the Company may have of obtaining payment related to the Guaranteed Obligations from any other Person, (iii) any suretyship defense of the Parent, (iv) any defense or set-off, counterclaim or recoupment, and (v) any invalidity, illegality or unenforceability of this Guarantee; provided that if the Purchaser, the Merger Sub, the Blocker Purchaser or any of their Affiliates fulfill any of the Guaranteed Obligations, the Parent shall not have separate liability for such Guaranteed Obligation. The Company, the Blocker Sellers and the Representative acknowledge and agree that the Guarantee will automatically expire with no further action by or on behalf of any Person and will have no further force or effect, and that none of them will have no rights hereunder, on or after the date that all of the Guaranteed Obligations have been performed, paid or fulfilled, as applicable.

ARTICLE XII

NO SURVIVAL OR CLAIMS FOR REPRESENTATIONS, WARRANTIES, OR PRE-CLOSING COVENANTS

12.01 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Closing and each such representation, warranty and covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such representations, warranties, covenants or agreements from or after the Closing. None of the covenants in this Agreement to the extent required to be performed prior to the Closing shall survive the Closing and each such covenant shall terminate on and as of the Closing, and no claims may be brought with respect to such covenants from or after the Closing. All other covenants which are to be performed at or after the Closing shall survive for the applicable time period specified therein and shall terminate once such applicable covenant is fully performed. Notwithstanding anything else to the contrary, nothing contained herein shall limit the ability of a party to this Agreement to bring a claim against any other party to this Agreement for the Fraud of such other party.

12.02 Exclusive Remedy. From and after (a) the date hereof until the Closing, the Purchaser’s, the Blocker Purchaser’s and their Non-Recourse Parties’ sole and exclusive remedy against the Company and its Subsidiaries, the Representative, the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be solely pursuant to the provisions of Section 10.01 or Section 14.17 in accordance with the terms hereof, and (b) the Closing, the Purchaser’s, the Blocker Purchaser’s and their Non-Recourse Parties’ sole and exclusive remedy against the Representative, the Sellers and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, on public policy grounds, under any Law (including under securities Laws or RICO), on the basis of “unjust enrichment”, or otherwise), shall be solely and exclusively for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 12.01, the provisions of the Paying Agent Agreement or the terms and conditions of each Unitholder’s Letter of Transmittal, the Support Agreement or a Restrictive Covenant Agreement, as applicable. In furtherance of the foregoing, the Purchaser, the Merger Sub and the Blocker Purchaser each hereby waives and releases to the fullest extent permitted under applicable Law, each Seller, the Representative and each of their respective Non-Recourse Parties, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against any Seller, the Representative or any of their respective Non-Recourse Parties relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Law, or otherwise and including any rights to rescission of the transactions contemplated hereby, other than claims for breach of any agreement or covenant herein surviving, and requiring performance at or after, the Closing to the extent provided in Section 12.01, the provisions of the Escrow Agreement or the terms and conditions of each Unitholder’s Letter of Transmittal, the Support Agreement or a Restrictive Covenant Agreement, as applicable. The limits imposed on the Purchaser’s, the Blocker Purchaser’s and their Non-Recourse Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 12.02) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. None of the Purchaser, the Blocker Purchaser or any of their Non-Recourse Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding the foregoing, nothing in this Section 12.02 shall limit a party’s right to (i) seek specific performance of the other parties’ obligations hereunder in accordance with Section 14.17 or claims under a Letter of Transmittal, the Support Agreement or a Restrictive Covenant Agreement or (ii) bring a claim (and, if successful, recover losses therefrom) for Fraud.

ARTICLE XIII

TAX MATTERS

13.01 Preparation and Filing of Tax Returns; Payment of Taxes; Tax Proceedings.

(a) Company Tax Returns.

(i) The Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Flow-Through Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date (the “Company Tax Returns”). Each such Company Tax Return shall be prepared in a manner that is consistent with clauses (i) and (ii) of the Tax Amount Principles and using the Company’s historic tax return preparer. At least thirty (30) days prior to the date on which each such Company Tax Return is due, the Representative shall submit such Tax Return to the Company for the Company’s review and consent and shall incorporate any reasonable comments of the Company. The Representative shall obtain the Company’s consent (not to be unreasonably withheld, conditioned, or delayed) before filing any Company Tax Return.

(ii) The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries for all Pre-Closing Tax Periods (other than Tax Returns prepared by the Representative under Section 13.01(a)(i)) and Straddle Periods that are due after the Closing Date and that could reasonably be expected to affect any amount payable to (or by) any Unitholder (other than the Blockers) pursuant to this Agreement or Liability of any Unitholder (other than the Blockers) for Tax (the “Purchaser Tax Returns”). Each such Purchaser Tax Return shall be prepared in a manner that is consistent with clauses (i) and (ii) of the Tax Amount Principles. At least thirty (30) days prior to the date on which each such Purchaser Tax Return is due, the Purchaser shall submit such Tax Return to the Representative for the Representative’s review and consent and shall incorporate any reasonable comments of the Representative to the extent such comments relate to a Pre-Closing Tax Period. The Purchaser shall obtain the Representative’s consent (not to be unreasonably withheld, conditioned or delayed) before filing any Purchaser Tax Return.

(b) Other Tax Return Principles. Notwithstanding anything in Section 13.01(a) to the contrary, for the IRS Form 1065 and the corresponding IRS Schedules K-1 (and any other applicable Flow-Through Tax Return) for the year of the Company including (but not ending on) the Closing Date, in addition to using clauses (i) and (ii) of the Tax Amount Principles, the Purchaser and Representative agree to cause the Company (i) to properly and timely elect to use an “interim closing of the books” for purposes of allocating items between the portion of such year ending on the Closing Date and the portion of such year beginning thereafter; and (ii) to timely and properly name the Purchaser (or any other Person the Purchaser selects) to act as the “partnership representative” for the Company for such year for purposes of the Partnership Audit Rules.

(c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, payments, or payroll of the Blockers or the Company and its Subsidiaries, as applicable, for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (for the avoidance of doubt, consistently with Section 13.01(b)(i)) and the amount of other Taxes of the Blockers or the Company and its Subsidiaries, as applicable, for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) Tax Proceedings.

(i) Purchaser shall promptly forward or shall cause to be promptly forwarded (and in any event within ten (10) days) to the Representative all written notifications and other communications from any Tax authority with respect to any Tax Proceeding relating to any Company Tax Returns (each, a “Seller Tax Proceeding”).

(ii) The Representative shall have the right (but not the obligation) to control any Seller Tax Proceeding; provided, however, that the Representative shall (A) keep the Purchaser reasonably informed with respect to the status of such Tax Proceeding, including by giving the Purchaser advance notice of, and the opportunity to attend, any in-person or telephonic meetings, (B) provide copies of any written correspondence or other submissions received from a taxing authority with respect to such Tax Proceeding, (C) provide drafts of any written correspondence to be provided to any Tax authority in connection with such Tax Proceeding to the Purchaser for the Purchaser’s review and comment, with all reasonable comments of the Purchaser to be reflected in such final correspondence or submission, and (D) shall not enter into any settlement of, or otherwise compromise, any such Tax Proceeding, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. With respect to any Tax Proceeding that it controls, (1) the Representative shall have the right to name itself (or any other Person the Representative selects) to act as the “partnership representative” or “designated individual” or “tax matters partner” for each year that is subject of such Seller Tax Proceeding and the Purchaser shall cooperate (and cause its Affiliates to cooperate) with the Representative to properly make such designations in accordance with all applicable guidance (including cooperating to cause any person to file forms requested by the Representative to resign); and (2) no person acting as the “partnership representative” or “designated individual” or “tax matters partner” in connection with such Tax Proceeding shall be entitled to make any election or decision without the prior written consent of the Representative (subject to the Purchaser’s rights described in the immediately preceding sentence and clause (iv) below). This provision shall control and supersede any conflicting provision in the operating agreement governing tax matters relating to the Company (or its successors).

(iii) In the case of any Seller Tax Proceeding that the Representative elects not to control pursuant to Section 13.01(d)(ii), Purchaser shall control the conduct of such Tax Proceeding; provided, that Purchaser shall (A) keep the Representative reasonably informed with respect to the status of such Tax Proceeding, including by giving the Representative advance notice of, and the opportunity to attend, any in-person or telephonic meetings, (B) provide copies of any written correspondence or other submissions received from a taxing authority with respect to such Tax Proceeding, (C) provide drafts of any written correspondence to be provided to any Tax authority in connection with such Tax Proceeding to the Representative for the Representative’s review and comment, with all reasonable comments of the Representative to be reflected in such final correspondence or submission, and (D) not enter into any settlement of, or otherwise compromise, any such Tax Proceeding, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iv) Notwithstanding the foregoing and any provision of any operating agreement governing the Company or its successor, Purchaser shall have the right to make any election under Code Section 6226 (or any corresponding election under state, local, or non-U.S. law) with respect to the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period and the Unitholders shall cooperate in all respects with respect thereto.

(e) Purchase Price Allocation.

(i) The parties hereto shall allocate the Closing Cash Proceeds, as finally determined pursuant to Section 3.05, between the Blocker Shares and the Company Units (other than the Company Units owned by the Blockers) as set forth on the Allocation Schedule attached hereto as Annex II.

(ii) The portion of the Closing Cash Proceeds, as finally determined pursuant to Section 3.05 (plus any assumed liabilities and other items required to be taken into account for income tax purposes) allocated to the Company Units (other than the Company Units owned by the Blockers) shall be allocated among the assets of the Company in accordance with the principles of Code Section 1060 and the Treasury Regulations thereunder and the methodologies set forth on the Allocation Schedule attached hereto as Annex II (the “Allocation”). The Company shall deliver to the Representative for the Representative’s review and a consent a draft allocation within sixty (60) days after the final determination of the Closing Cash Proceeds pursuant to Section 3.05 (the “Draft Allocation”). If the Representative disagrees with the Draft Allocation, it shall, within thirty (30) days of the date that the Representative received the Draft Allocation, deliver a notice (the “Allocation Notice”) to the Company to such effect, specifying those items as to which the Representative disagrees and setting forth the Representative’s proposed allocations. If the Allocation Notice is duly delivered, the Representative and the Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocations of the Closing Cash Proceeds (as finally determined hereunder) and any other items that are treated as additional consideration for Tax purposes. If the Representative and the Purchaser are unable to reach such agreement, they shall promptly thereafter cause a nationally recognized independent accounting firm on which the Representative and the Purchaser mutually agree, which agreement shall not be unreasonably withheld, (the “Independent Accountant”) to resolve any remaining disputes. The Allocation Schedule shall become final (the “Final Allocation”) (A) if the Representative does not duly and timely deliver the Allocation Notice, (B) after being mutually agreed between the Purchaser and the Representative or (C) after resolution by the Independent Accountant. The parties (x) shall file or cause to be filed all Tax Returns in a manner consistent with the Final Allocation and (y) shall not take any position for Tax purposes that is inconsistent with the Final Allocation, except, in each case, as required by applicable Law.

(f) Intended Tax Treatment. The parties hereto intend that for U.S. federal (and other applicable) income Tax purposes, the transactions contemplated by this Agreement (including the Pre-Closing Restructuring) shall be treated as follows: (i) the Blocker Equity Purchase as a sale or exchange described in Section 1001 of the Code, (ii) the Merger and the acquisition of the Direct Sale Units as a sale or exchange of partnership interests in the Company by the Sellers (other than the Blocker Sellers) to the Purchaser described in Section 741 of the Code in connection with which there shall be a basis adjustment under Section 743 of the Code, (iii) the distribution of proceeds from the Direct Seller to its equityholders as a liquidating distribution described in Code Section 731 pursuant to which neither the partnership making the distribution not the partner receiving the distribution recognizes any gain or loss, (iv) the redemption of any shares of any Blocker in connection with the transactions contemplated hereby as a redemption described in Section 302(a) of the Code, (v) any distribution of interests in the Company by a partnership pursuant to the Pre-Closing Restructuring as a distribution described in Code Section 731 pursuant to which neither the partnership making the distribution not the partner receiving the distribution recognizes any gain or loss, and (vi) the taxable year of the Company and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes shall not end on the Closing Date (collectively, the “Intended Tax Treatment”). The parties hereto (x) shall not (and shall cause their respective Affiliates not to) take any action that would reasonably be expected to prevent the Intended Tax Treatment from so qualifying and (y) shall not take any position for Tax purposes inconsistent with the Intended Tax Treatment unless required to do so by applicable Law. Each of the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes shall make a valid election under Section 754 of the Code for the taxable year in which the Transaction occurs, except in any case where the Purchaser determines it is unnecessary.

(g) Limitation on Post-Closing Actions. Following the Closing, the Purchaser shall not, and shall cause the Company and its Subsidiaries and any Affiliates of the foregoing to not, without the Representative’s prior written consent (not to be unreasonably withheld, conditioned, or delayed) if such action would reasonably be expected to increase the Tax liability of the Sellers or any of their direct or indirect owners or increase the calculation of the Tax Liability Amount, in each case, by more than a negligible amount: (a) other than any Tax Returns that are filed pursuant to Section 13.01(a), file, amend, or otherwise modify any Flow-Through Tax Return relating to any Pre-Closing Tax Period or Straddle Period; (b) file any ruling or request with any Tax authority that relates to a Flow-Through Tax Return for a Pre-Closing Tax Period or Straddle Period; (c) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority, in each case that relates to a Flow-Through Tax Return for a Pre-Closing Tax Period or Straddle Period, except in accordance with Section 13.01(d); (d) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency that relates to a Flow-Through Tax Return for a Pre-Closing Tax Period or Straddle Period; (e) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period or Straddle Period on a Flow-Through Tax Return for a Pre-Closing Tax Period or (f) make any election pursuant to Sections 336 or 338 of the Code (or any similar or analogous, state, local or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement.

13.02 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all gross receipts, transfer Taxes, gains Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes (“Transfer Taxes”), shall be borne (a) in the case of Transfer Taxes incurred with respect to the Pre-Closing Restructuring, one hundred percent (100%) by the Sellers, and (b) in the case of Transfer Taxes incurred with respect to the Transaction, equally by Sellers, on the one hand, and the Purchaser, on the other hand. The party required by Law to file a Tax Return with respect to such Transfer Taxes shall, with the other parties’ cooperation, timely prepare and file such Tax Return. The Purchaser and Sellers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate in connection with such filing.

13.03 Cooperation on Tax Matters. The Purchaser, the Blocker Purchaser and the Company, on the one hand, and the Representative, on the other hand, and their respective Affiliates shall cooperate in (i) the preparation of all Tax Returns for any Tax periods and (ii) the conduct of any Tax Proceeding, for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the other party as is relevant to the preparation of the Tax Returns or the conduct of the Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Blockers, the Surviving Company, the Company or any Subsidiary, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and tax basis of property, which the requested party may possess. Such cooperation will also include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

13.04 No Intermediary Transaction Tax Shelter. The Purchaser and the Blocker Purchaser shall not take any action or cause any action to be taken with respect to the Blockers, the Company or the Surviving Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001 1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008 6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

13.05 Tax Certificates. Prior to the Closing, (a) each Seller (other than Blocker Sellers) shall deliver to the Purchaser an IRS Form W-9, or at the option of the Representative, such other certification demonstrating that withholding is not required pursuant to Sections 1445 and 1446(f) of the Code, and (b) at the option of each Blocker Seller, (i) such Blocker Seller shall deliver an IRS Form W-9 or (ii) such Blocker Seller shall cause the applicable Blocker to deliver a certificate executed by one of such Blocker’s officers that it is not a “United States real property holding corporation” in the form of Exhibit I (together with a notice, in the form required by Treasury Regulation Section 1.897-2(h)(2) to be mailed to the IRS in accordance with such Treasury Regulation); provided, however, that the sole remedy for failure to provide any of the foregoing documents is for the Purchaser to withhold the appropriate amount of taxes under Code Section 1445 (and in the case of Sellers other than the Blocker Sellers, Code Section 1446(f)) from the proceeds payable to the Seller(s) that have failed to provide the document required to be provided hereunder.

ARTICLE XIV

MISCELLANEOUS

14.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or, prior to the Effective Time, any other announcement or communication (other than by the Company, any of its Subsidiaries or any of their respective officers, employees and agents in the Ordinary Course of Business) to the employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries, shall be issued or made without the joint approval of the Purchaser and the Representative, unless required by Law or the rules and regulations of any national securities exchange (in the reasonable opinion of counsel) in which case the Purchaser and the Representative shall have the right to review and comment on such press release or announcement prior to publication; provided, that the Sellers shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to their respective direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities. For the avoidance of doubt, each party hereto may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the Purchaser may file a Current Report on Form 8-K with the Securities and Exchange Commission describing the terms and conditions of the transactions contemplated by this Agreement and attaching this Agreement and such press release as an exhibit to such filing.

14.02 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation and performance of this Agreement, the Company Documents, the Purchaser Documents and the Blocker Seller Documents, and the consummation of the transactions contemplated hereby and thereby (a) by the Company and its Subsidiaries, the Blockers or the Blocker Sellers shall be paid by the Company and its subsidiaries, or (b) by the Purchaser, the Merger Sub or the Blocker Purchaser shall be paid by the Purchaser; provided, that if the Closing occurs, the Surviving Company may pay such fees, costs and expenses of the Purchaser, the Merger Sub and the Blocker Purchaser (it being acknowledged that such fees, costs and expenses shall not be considered Transaction Expenses); provided, further, that the fees and expenses payable to the Paying Agent pursuant to the terms of the Paying Agent Agreement will be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Company. For the avoidance of doubt, the expenses for which the Company is responsible pursuant to this Section 14.02 or otherwise under this Agreement (but not the exhibits or schedules hereto) are and shall be Transaction Expenses to the extent not paid prior to the Closing.

14.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Purchaser, the Merger Sub, the Blocker Purchaser or the Surviving Company:

Roper Technologies, Inc.

6901 Professional Pkwy., Suite 200

Sarasota, FL 34240

Attention:        John Stipancich

Email:              jstipancich@ropertech.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:        John D. Amorosi

Email:              john.amorosi@davispolk.com

Notices to the Blocker I Seller, Blocker II Seller, the Company (prior to the Closing) or the Representative:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attention:        Holden Spaht and Brian Jaffee

Email:              hspaht@thomabravo.com and

       bjaffee@thomabravo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:        Ted A. Peto, P.C. and Peter Stach

Email:              tpeto@kirkland.com and

       peter.stach@kirkland.com

Notices to the Blocker III Seller or Blocker IV Seller:

c/o Insight Partners

1114 Avenue of the Americas

36th Floor

New York, NY 10036

Attention:        Senior Legal

Email:              seniorlegal@insightpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:        Morgan Elwyn

      Ziyad Aziz

      Stephanie Moran

Email:              melwyn@willkie.com

      zaziz@willkie.com

      smoran@willkie.com

Notice to the Blocker V Seller:

Ares Capital Corporation

245 Park Avenue, 41st Floor

New York, NY 10167

Email: ARCCGeneralCounsel@aresmgmt.com

Notice to the Blocker VI Seller:

Alpine Investors

One California Street, Suite 2900

San Francisco, CA 94111

Attention: Dorothy Walter

E-mail: dwalter@alpineinvestors.com

with a copy to:

Willkie Farr & Gallagher LLP

One Front Street

San Francisco, CA 94111

Attention: Patrick Sandor

E-mail: psandor@willkie.com

14.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Purchaser, the Blocker Purchaser, the Blocker Sellers or the Company without the prior written consent of the other parties hereto; provided, that (a) the Purchaser and the Blocker Purchaser may assign all or any portion of its rights and obligations pursuant to this Agreement (i) to one or more of their Affiliates at any time or (ii) in connection with a merger or consolidation involving the Purchaser or the Blocker Purchaser or other disposition of all or substantially all of the assets thereof or the Surviving Corporation from and after the Effective Time; provided, that, in each case, (x) any such transferee or assignee shall agree to be bound by the terms, conditions and obligations set forth in this Agreement, and (y) no such transfer or assignment by any party hereto will relieve such transferee or assignee of any of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to such transferee or assignee; and (b) at or following the Effective Time, each of the Purchaser, the Merger Sub, the Blocker Purchaser, the Blockers and the Surviving Company may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.

14.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

14.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto hereby agree that time is of the essence with respect to the performance of each of the parties’ obligations under this Agreement. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules, or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article V and Article VI; provided, that information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules or be deemed to be an exception to another representation and warranty in Article V or Article VI, in each case, if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

14.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser, the Company (or after the Closing, the Surviving Company) and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

14.08 Complete Agreement. This Agreement and the other Transaction Documents contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto and thereto, written or oral, which may have related to the subject matter hereof or thereof in any way, including any letter of intent. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement) and will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties hereto.

14.09 Third-Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by the Representative for the benefit of, the Sellers, and the Representative shall have the right, but not the obligation, to enforce any obligations of the Purchaser, the Merger Sub, the Blocker Purchaser or the Surviving Company under this Agreement for the benefit of the Sellers. Section 9.02 shall be enforceable by each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives, and Section 14.14 shall be enforceable by K&E LLP. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement to any Person other than (i) the parties to this Agreement and the Sellers, (ii) for purposes of Section 9.02, each of the current and former officers, directors or similar functionaries of the Company and its Subsidiaries and his or her heirs and representatives and (iii) for purposes of Section 14.14, K&E LLP.

14.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two (2) or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or to any signed agreement or instrument entered into in connection with this Agreement, or any amendments hereto or thereto, shall re-execute the original form of this Agreement, or the applicable signed agreement, instrument or amendment, and deliver such form to all other parties hereto or thereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

14.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws (or any statutes of limitations) of any jurisdiction other than the State of Delaware.

(b) Other than disputes submitted to the Firm pursuant to Section 3.05 (which shall be addressed in accordance with the procedures set forth in Section 3.05) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) no Party shall attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 14.11 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 14.03. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

14.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF).

14.13 Representative.

(a) Effective upon execution of this Agreement, and without any further act of any of the Blocker Sellers or the equityholders of the Company, the Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney in fact (coupled with an interest) for the Blocker Sellers and all of the equityholders of the Company (other than the Blockers) for all purposes under this Agreement including the full power and authority on such Persons’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.05), (iii) to receive and disburse to, or cause to be received or disbursed to, the Blocker Sellers or any equityholder of the Company (other than the Blockers) any funds received on behalf of such Person under this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or otherwise, (iv) to withhold any amounts received on behalf of the Blocker Sellers or any equityholder of the Company (other than the Blockers) pursuant to this Agreement (including, for the avoidance of doubt, any portion of the Merger Consideration) or to satisfy any and all obligations or liabilities of the Blocker Sellers or any equityholder of the Company (other than the Blockers) or the Representative in the performance of any of their commitments hereunder (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.05), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Blocker Sellers or any equityholder of the Company), (vi) to receive and disburse to, or cause to be received or disbursed to, any individual any funds received on behalf of such individual pursuant to any incentive compensation agreement providing for a transaction bonus in effect as of the Closing and (vii) to take all other actions to be taken by or on behalf of the Blocker Sellers or any equityholder of the Company (other than the Blockers) in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Blocker Seller and each equityholder of the Company. All decisions and actions by the Representative shall be binding upon each Blocker Seller and each equityholder of the Company (other than the Blockers), and no such Person shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) The Purchaser, the Blocker Purchaser, the Paying Agent, the Escrow Agent and their respective Affiliates will be able to rely conclusively on the instructions and decisions of the Representative and treat the Representative as the duty appointed representative of the Sellers and any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each Seller and the Company, as applicable. The Purchaser, the Blocker Purchaser and their respective Affiliates may, and the Escrow Agent and the Paying Agent shall, disregard any notice or instruction received directly from any Seller, other than the Representative. Each of the Purchaser, the Blocker Purchaser, the Paying Agent, the Escrow Agent and their respective Affiliates are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Representative. Each Seller hereby agrees that for any Action arising under this Agreement or any Transaction Document, such Seller may be served legal process by registered mail to the address set forth in Section 14.05 for the Representative (or any alternative address designated to the parties in writing by the Representative), and that service in such manner shall be adequate and such Seller shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

(c) Effective upon execution of this Agreement, and without any further act of any of the Blocker Sellers or the equityholders of the Company, the Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by each Seller severally (based on each Seller’s Equityholder Allocation Percentage), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement (including, for the avoidance of doubt, the satisfaction of payment obligations in connection with the adjustment of Closing Cash Proceeds contemplated by Section 3.05). Any and all amounts paid or incurred by the Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement are on behalf of the Blocker Sellers and the equityholders of the Company (other than the Blocker and, not for the avoidance, on behalf of the Representative in any other capacity, as a Seller or otherwise).

(d) Neither the Representative nor any of its Non-Recourse Parties shall incur any liability to any Blocker Seller or any equityholder of the Company by virtue of the failure or refusal of the Representative or any of its Non-Recourse Parties for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder. The Representative and its Non-Recourse Parties shall have no liability in respect of any action, claim or proceeding brought against any such Person by the Blocker Sellers or any equityholder of the Company, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if any such Person took or omitted taking any action in good faith.

(e) If the Representative pays or causes to be paid any amounts in connection with any obligation or Liability of a Blocker Seller or an equityholder of the Company (other than the Blockers) in connection with the transactions contemplated hereby (including, for the avoidance of doubt, the adjustment of Closing Cash Proceeds contemplated by Section 3.05), any such payments and the reasonable expenses of the Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, from the Representative Holdback Amount (and, if not so reimbursed from the Representative Holdback Amount, the Representative shall be indemnified, held harmless and reimbursed by each Seller severally (based on each Seller’s Equityholder Allocation Percentage), and not jointly, for such amount(s)). The Representative may, in its sole and absolute discretion, distribute, or cause to be distributed, any or all of the funds received or held by it on behalf of the Blocker Sellers and the equityholders of the Company (other than the Blockers) (including, for the avoidance of doubt, any portion of the Merger Consideration) to one or more of such Persons at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each such Person. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the Representative in the performance of its duties hereunder, the Representative shall distribute, or cause to be distributed, all remaining funds held by it on behalf of the Blocker Sellers and the equityholders of the Company (other than the Blockers) to such Persons.

(f) Notwithstanding anything to the contrary set forth herein, the Representative and its Affiliates shall not be liable to any Blocker Seller or any equityholder of the Company for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Purchaser, the Merger Sub, the Blocker Purchaser or the Surviving Company.

(g) All references to the “Representative” herein mean such Person in its capacity as representative of the Blocker Sellers and the equityholders of the Company (other than the Blockers) and not, for the avoidance of doubt, in any other capacity, as a Seller or otherwise.

(h) Except as may have been expressly and specifically agreed to in writing by a Blocker Seller or an equityholder of the Company, on the one hand, and Kirkland & Ellis LLP (“K&E LLP”), on the other hand, and except for the Representative and its Affiliates (i) K&E LLP has not and is not representing, and shall not be deemed to have represented any equityholder of the Company in connection with the Transaction, and (ii) K&E LLP has not and is not providing any advice or counsel (including legal advice or counsel), and shall not be deemed to have provided counsel or advice, to any equityholder of the Company in connection with the Transaction. Each equityholder of the Company agrees that K&E LLP may represent the Representative and its Affiliates in any matter related to the Transaction hereby including matters which maybe adverse to such Persons and, in furtherance thereof, each such equityholder consents to, and waives, without limitation, restriction or condition of any kind, any actual or potential conflict or other actual or potential objection with respect to K&E LLP’s representation of the Representative and its Affiliates in any matter related to the Transaction.

14.14 Legal Representation. Following consummation of the transactions contemplated hereby, the Blockers’, the Company’s and its Subsidiaries’ current and former legal counsel (including K&E LLP) (each, “Company Counsel”) may serve as counsel to each and any of the Representative, the Sellers and their respective Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of any other Person (including the Representative and its Affiliates), and each of the parties hereto (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of the Representative, the Sellers and their respective Non-Recourse Parties shall be solely that of any such Company Counsel. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of any Company Counsel’s representing of any of the Blockers, the Company or any of its Subsidiaries in any matter relating in any way to the Representative and its Affiliates or in connection with the transactions contemplated by this Agreement (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Company Document, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, the Representative. For the avoidance of doubt, as to any Privileged Materials, the Purchaser, the Merger Sub, the Blocker Purchaser and the Company (including, after the Closing, the Surviving Company), together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the parties hereto or any of their respective Non-Recourse Parties after the Closing, and the Representative and its Affiliates shall have the right to assert any of the Privileges against the Blockers, the Company (including, after the Closing, the Surviving Company) and its Subsidiaries. The Company (including, after the Closing, the Surviving Company) further agrees that, on its own behalf and on behalf of its Subsidiaries and the Blockers, any Company Counsel’s retention by the Surviving Company or any of its Subsidiaries or any of the Blockers shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Blocker Purchaser, the Blockers, the Surviving Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Company Counsel to such third party; provided, however, that neither the Surviving Company nor any such Subsidiary may waive such privilege without the prior written consent of the Representative (on behalf of itself or the Sellers). The Surviving Company shall cause each of its future direct and indirect Subsidiaries and the Blockers and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 14.14 and take any and all other steps necessary to effect the agreements in this Section 14.14.

14.15 Non-Recourse Parties. Notwithstanding any provision of this Agreement or otherwise, without limiting claims for Fraud, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions contemplated herein except to the extent agreed to in writing by such Non-Recourse Party or pursuant to a Letter of Transmittal, the Support Agreement or a Restrictive Covenant Agreement.

14.16 Deliveries to the Purchaser. The Purchaser agrees and acknowledges that all documents or other items delivered in writing (including by electronic mail) to the Purchaser or its representatives in connection with the transactions contemplated by this Agreement or uploaded and made available in the online “data room” established by Venue by J.P. Morgan for Project Franklin on or before the date that is one (1) Business Day prior to the date hereof shall be deemed to have been delivered, provided or made available to the Purchaser, the Merger Sub or their representatives for all purposes hereunder.

14.17 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. No party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.17 will be required to provide any bond or other security in connection therewith. The remedies available to the Company and the Representative pursuant to this Section 14.17 will be in addition to any other remedy to which they were entitled at law or in equity. The parties shall not assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and shall not assert that a remedy of monetary damages (including any amounts payable pursuant to Section 10.02) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(b) If, before the Outside Date, any party hereto brings any action, to enforce specifically the performance of the terms and provisions hereof by any other party, then the Outside Date will automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days, or (y) by such other time period established by the court presiding over such action, as the case may be.

14.18 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties hereto as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in Section 14.13, in any manner create any principal-agent, fiduciary or other special relationship between the parties hereto. No party shall have any duties (including fiduciary duties) towards any other party hereto except as specifically set forth herein.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase and Merger Agreement on the date first above written.

Company:

FRONTLINE TECHNOLOGIES PARENT, LLC

By:	/s/ Mark Gruzin
Name:	Mark Gruzin
Title:	Chief Executive Officer

Signature Page to Equity Purchase and Merger Agreement

Blocker I Seller:

FRONTLINE TECHNOLOGIES BLOCKER MANAGER, LLC

By:	/s/ Mark Gruzin
Name:	Mark Gruzin
Title:	Chief Executive Officer

Blocker II Seller:

THOMA BRAVO FUND XII-A, L.P.

By:	Thoma Bravo Partners XII, L.P.
Its:	General Partner

By:	Thoma Bravo UGP XII, LLC
Its:	General Partner

By:	Thoma Bravo UGP, LLC
Its:	Managing Member

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	Authorized Signatory

Signature Page to Equity Purchase and Merger Agreement

Blocker III Seller:

INSIGHT PARTNERS CONTINUATION FUND, L.P.

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

Blocker IV Seller:

INSIGHT PARTNERS CONTINUATION FUND (CAYMAN), L.P.

By:	/s/ Blair Flicker
Name:	Blair Flicker
Title:	Authorized Officer

Signature Page to Equity Purchase and Merger Agreement

Blocker V Seller:

ARES CAPITAL CORPORATION

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

Signature Page to Equity Purchase and Merger Agreement

Blocker VI Seller:

ALPINE VI-A HOLDINGS X, LLC

By: ALPINE GENERAL PARTNER VI, LLC
Its: Manager

By:	/s/ Graham C. Weaver
Name:	Graham C. Weaver
Title:	Manager

Signature Page to Equity Purchase and Merger Agreement

Purchaser:

ROPER T2 LLC

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Authorized Signatory

Merger Sub:

PROJECT FRANKLIN MERGER SUB LLC

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Authorized Signatory

Blocker Purchaser:

ROPER OPERATIONS COMPANY II LLC

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Authorized Signatory

Parent (solely for purposes of Sections 7.01, 7.02, 7.05, 7.08 and 11.05):

ROPER TECHNOLOGIES, INC.

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Executive VP, General Counsel, & Corporate
Secretary

Signature Page to Equity Purchase and Merger Agreement

Representative:

THOMA BRAVO, L.P.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	Managing Partner